     Prospectus

Filed Pursuant to Rule 424(b)(1) Registration No. 333-214872

1,000,000 Shares Jupiter Gold Corporation Common Stock

We are registering a total of 1,000,000 shares of our common stock for sale by the Company.  Of the shares offered there is no minimum number of shares required to be purchased by investors.  There is no guarantee that this offering will successfully raise any amount of funds.

The offering of shares is being made on a self-underwritten, "best efforts" basis. One of our directors will sell the shares on our behalf.  He will not receive any commissions or proceeds for selling the shares on our behalf.

All of the shares being registered for sale will be sold at a price per share of $1.00 for a period of up to one hundred and eighty (180) days from the original effective date of this prospectus, unless such period is extended by our directors for up to an additional one hundred and eighty (180) days.  Assuming all shares being offered by the Company are sold, the Company will receive net proceeds of $1,000,000.

None of our securities are currently listed on a national securities exchange or quoted on any quotation service.

Investing in our common stock involves a high degree of risk. See the section entitled "Risk Factors" starting on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholder is offering to sell and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares.

The date of this prospectus is December 16, 2016

ABOUT THIS PROSPECTUS

In this prospectus, references to "our company," the "Company," "Jupiter Gold," "we," "us" and "our" refer to Jupiter Gold Corporation and its subsidiaries, except where the context otherwise indicates.

The market and industry data and forecasts included in this prospectus are based upon independent industry sources. Although we believe that these independent sources are reliable, we have not independently verified the accuracy and completeness of this information, nor have we independently verified the underlying economic assumptions relied upon in preparing any such market or industry forecasts. See "Risk Factors."

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. The selling stockholder is offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements.  All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements.  Such statements are characterized by terminology such as "anticipates," "believes," "expects," "future," "intends," "assuming," "projects," "plans," "will," "should" and similar expressions or the negative of those terms or other comparable terminology.  These forward-looking statements, which include, among others, statements about opportunities, market size, share and demand; performance; expectations, objectives, anticipations, intentions and strategies regarding the future, expected operating results, revenues and earnings and current and potential litigation are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading "Risk Factors" set forth herein, or in the documents incorporated by reference herein, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections which may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should also read, among other things, the risks and uncertainties described in the section of this prospectus entitled "Risk Factors."

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, and especially the risks of investing in the common stock discussed under the section entitled "Risk Factors" in this prospectus.

Jupiter Gold Corporation ("Jupiter Gold") is a newly-formed corporation. Our initial revenues come from alluvial gold produced from the operation of our first gold retrieval unit ("GRU"). Our focus is to grow our revenues from GRUs by expanding the number and quality of such machines that we deploy. In addition, and separately, we own six mineral rights for gold in Brazil, all of which are in known locations for gold. We intend to research and develop, partner, or otherwise monetize such assets in the medium term.

We have our principal offices at Rua Vereador João Alves Praes nº 95-A, city of Olhos D'Água, state of Minas Gerais, Brazil, CEP 39.398-000. Our telephone number is +55-31-3956-1109.

Our History

We were incorporated under the laws of the Republic of the Marshall Islands on July 27, 2016.

On July 27, 2016, Jupiter Gold signed four agreements with Brazil Minerals, Inc., a Nevada corporation ("Brazil Minerals"): a Stock Purchase and Sale Agreement ("Stock Agreement"), a Gold Retrieval Unit Deployment and Revenue Split Agreement ("GRU Agreement"),  a Service Agreement ("Service Agreement") and a Registration Rights Agreement. These agreements are summarized below and have been filed as exhibits to the Registration Statement on Form F-1 of which this prospectus comprises a part.

Stock Agreement

The Stock Agreement provided for Jupiter Gold to acquire from Brazil Minerals 99.99% of Mineração Jupiter Ltda. ("MJL"), a Brazilian company. Prior to this acquisition, MJL held title to two minerals rights for manganese. These two manganese mineral rights will be transferred out of MJL into a company to be designated by Brazil Minerals. In exchange for this 99.99% stake in MJL and the receipt of $4,000 from Brazil Minerals, Jupiter Gold transferred 4 million of its common shares to Brazil Minerals and entered into a registration rights agreement with Brazil Minerals for such shares. Additionally, Jupiter Gold agreed in the Stock Agreement that any mineral project in which MJL is involved with, and that accrues any revenues or dividends (in cash, stock, or otherwise), shall be subject to a ten percent (10%) annual royalty stream ("Royalty Stream") due to Brazil Minerals. The Royalty Stream will be calculated on the amounts actually received by MJL and/or Jupiter Gold, and shall be paid within thirty (30) days of any such receipt.

GRU Agreement

The GRU Agreement provides that Jupiter Gold has the right to place its gold retrieved units (each a "GRU" and collectively "GRUs") in mineral rights areas for gold in Brazil owned by Brazil Minerals (the "Gold Rights"). Pursuant to the GRU Agreement, Brazil Minerals shall periodically present to Jupiter Gold a list of its available Gold Rights which meet the necessary Brazilian mining and environmental regulations for mining of gold, and for which Brazil Minerals has the necessary operational infrastructure (the "Permissible Gold Rights"). Jupiter Gold shall periodically choose from the Permissible Gold Rights, the one or more areas in which to place one or more GRUs.

Pursuant to the GRU Agreement, Jupiter Gold may periodically request that one or more GRUs be moved from any of the Permissible Gold Rights to another. Brazil Minerals shall use its best efforts to comply with each such request within 30 days thereafter.  Brazil Minerals will solely operate all of the GRUs placed with Brazil Minerals, and will use its best efforts so as to not cause any damage to such GRUs, except for normal wear and tear. All revenues derived from the sale of gold obtained by the operation of GRUs shall be promptly split 50% to Jupiter Gold and 50% to Brazil Minerals. The GRU Agreement may be terminated by either Jupiter Gold upon 30 (thirty) days' advance written notice, or by Brazil Minerals effective immediately upon written notice if and when Brazil Minerals does not control any Permissible Gold Rights.

Service Agreement

Pursuant to the Service Agreement, Jupiter Gold has the ability to use offices and local personnel affiliated with Brazil Minerals, in exchange for a $2,500 monthly fee and reimbursement of other reasonable expenses. The purpose of the agreement is to allow Jupiter Gold to operate in Brazil while it does not develop any significant infrastructure of its own.

Jupiter Gold may terminate this Service Agreement at any time upon 90 (ninety) days' advance notice to Brazil Minerals, or may terminate for cause (which for the purposes of the Service Agreement means the breach of this Service Agreement by Brazil Minerals, or the gross negligence or malfeasance of Brazil Minerals in the performance of the Service Agreement), at any time without the need for advance notice. Brazil Minerals may terminate the Service Agreement at any time upon 90 (ninety) days' advance notice to Jupiter Gold, or may terminate for lack of any or full payment without the need for advance notice if such non-payment is not cured within 30 days.

Registration Rights Agreement

The Registration Rights Agreement provides that whenever Jupiter Gold proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act") and the registration form to be used may be used for the registration and contemplated disposition of Registrable Securities (a "Piggyback Registration"), Jupiter Gold will give prompt written notice to Brazil Minerals of its intention to effect such a registration so that such notice is received by Brazil Minerals at least twenty (20) days before the anticipated filing date.  Jupiter Gold will include in such registration all securities covered by the Registration Agreement ("Registrable Securities") with respect to which Jupiter Gold has received a written request for inclusion therein subject to any limitations on the number of shares that may be registered for resale that may be imposed by law, including positions of the staff of the Securities and Exchange Commission (the "Commission"). In connection with each Piggyback Registration, all of the expenses incurred in compliance with the aforesaid, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Jupiter Gold and blue sky fees and expenses will be paid by Jupiter Gold and Brazil Minerals shall pay all of the underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Brazil Minerals attributable to the sale of its securities pursuant to the Piggyback Registration.

Other Agreements

On August 8, 2016, Jupiter Gold retained West Coast Stock Transfer ("WCST") as the transfer agent for its common stock. The transfer agent agreement with WCST has been filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus comprises a part.

On August 12, 2016, MJL signed an agreement with a local third-party by which MJL acquired a gold recovery plant structure, to be manufactured at a local metalworking facility under the supervision and guidance of such third-party (the "Manufacture Agreement"). The purchase price for the plant was 23,000 Brazilian reals (approximately $7,098 as of August 31, 2016). On September 19, 2016, this gold recovery plant structure was delivered to Jupiter Gold (by placement at an area which the Company selected pursuant to the GRU Agreement). A sworn translation from Portuguese to English of the Manufacture Agreement has been filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus comprises a part.

On September 7, 2016, Jupiter Gold retained BF Borgers CPA PC, a PCOAB audit firm based in the United States of America, to perform the audit of its financial statements from inception through August 31, 2016.

Emerging Growth Company Status

We may be deemed to be an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company."

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an "emerging growth company" for up to five years, although we would cease to be an "emerging growth company" prior to such time if we have more than $1 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period.

Our Goal and Strategy

Jupiter Gold's ultimate goal is to become the premier gold-focused company in Brazil.

Our strategy is two-fold:

Revenue Growth

To grow our gold revenues by placement of more GRUs, as per the GRU Agreement, as well as eventual placement of additional GRUs in mineral rights areas belonging to the Company, which have the requisite mining and environmental licensing at the time, or in areas belonging to third-parties.

Monetization of Our Mineral Rights Areas

To perform focused geological research for the occurrence of gold in some or all of our mineral rights (described in the section of this prospectus entitled "Our Gold Properties") which could enhance the value of such areas. As a corollary, this could allow Jupiter Gold either to raise additional capital for further development and exploration, or, preferably, to partner with better capitalized companies for such.

There are known gold occurrences in the regions where our mineral rights areas for gold are located. In general, our initial assessment will be regional geophysics using an airborne geophysical survey with full radiometric and magnetic fields. After defining priority areas, it will be necessary to detail each of them with ground geophysics. The geophysical work will provide the definition of priority targets for exploration where geological mapping will be done, including soil geochemistry, digging trenches and pits, and drilling.

It is likely that before the completion of such exploration work, we may collect enough data to ascertain whether there are likely potential gold deposits. We believe that with some data we could estimate whether there are primary or secondary deposits, whether any gold is free or associated with some minerals (e.g., sulphide or quartz), and whether such gold is widespread in large structures or concentrated in veins.

For several, if not all, of our current mineral rights for gold, we believe that there is potential for the existence of secondary deposits that can be leveraged to gold production with low investment and low operating costs. In general, these deposits have free gold in altered rock or alluvium and can be excavated via opencast mines and processed in small portable plants, and the gold recovered by gravimetric methods (centrifuges and gutters) without using chemical reagents, in essence resembling or being equal to the GRUs we will have developed for use elsewhere as indicated above.

Why We Are Going Public

We have decided to become a public company for two principal reasons:

•	to secure permanent capital to grow; and

•	to permit us to use publicly traded securities to finance our growth.

Competitive Strengths

Focus on Brazil

Brazil is territorially larger than the continental U.S. and has the 7th largest economy among nations in terms of Gross Domestic Product, adjusted for purchasing power parity. Importantly, Brazil has rich and varied geological formations. Most of the Brazilian territory has not been geologically researched to any great extent, unlike Canada and Australia, other large mineral producing countries. We believe that Brazil holds promise for many more discoveries of mineral resources in the next decades. Brazil also has a detailed mining code and a long history of welcoming exploration of its resources by foreign groups. We believe the trends favoring gold mining in stable jurisdictions such as Brazil will continue for the next several decades.

Focus on Gold

For centuries, gold has been used in jewelry and as storage of value. With the advent of financial instruments that derive their value from gold, the interest in the metal has increased substantially. We believe that Brazil will continue to yield promising areas for gold exploration. We will have the expertise to create a favorable market position starting with our focus on low-cost recovery of alluvial gold and several promising mineral claims in areas known to have gold nearby.

Focus on People

We believe that our most important asset is our people. For us to succeed, it is paramount to have guidance from management that understands the unique Brazilian culture and has the necessary local business networks. Our CEO and directors have such expertise and other knowledge in critical facets for our business. From this strong base, we intend to selectively add employees and consultants as we grow.

Sector Outlook

We believe that significant growth and profit opportunities exist in the mining industry over the long term. These opportunities derive from long-term trends, including globalization of the world economy, growth in investable funds, and accelerating technology innovation.In particular, we believe that demand for gold will continue to grow.

SUMMARY OF THE OFFERING

Following is a brief summary of this offering (the "Offering").  Please see the Plan of Distribution and Terms of the Offering sections of this prospectus for a more detailed description of the terms of the Offering.

Common stock being offered	1,000,000 shares of common stock ("Shares"):

This Offering will close on the earlier of the sale of all of the shares offered or 180 days after the date of the prospectus, unless extended by our Board of Directors for up to an additional 180 days.

Price per share	The Company is offering the shares at a fixed price of $1.00 per share.

Common stock issued and outstanding
4,000,000 shares of common stock are issued and outstanding before the Offering and 5,000,000 shares will be outstanding after the Offering assuming 100% of the shares offered by the Company are sold.  However, if only 75%, 50%, or 25% of the shares being offered by the Company are sold, there will be 4,750,000, 4,500,000 or 4,250,000 shares outstanding, respectively..

Offering proceeds
$1,000,000 assuming 100% of the shares being offered by the Company are sold. However, if only 75%, 50%, or 25% of the shares being offered by the Company are sold, the proceeds will be $750,000, $500,000, or $250,000 respectively.

Registration costs	We estimate the total offering registration costs (including legal and accounting fees and transfer agent fees) to be approximately $20,000. The Company will be paying all such costs.

Risk factors	See the section entitled "Risk Factors" in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our shares.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.  We have assembled these risk factors based upon publicly available information, our own analysis, and our own beliefs relative to our understanding of our business.  If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected, in which case, the value of our common stock could decline, and you may lose some or all of your investment.

General Risks Relating to Our Business

We are a newly formed company.

We are a new venture and have the inherent risks associated with any start-up, including, but not limited to, an unproven business model, lack of depth in management, lack of branding and very limited access to funding.

Our business model is unproven.

Our primary business model of building portable gold recovery plants for alluvial gold extraction and locating them in gold areas in Brazil has not been done before in the scale in which we intend to proceed. We may not find enough attractive areas in which to place our GRUs. We may not have the funds necessary to reach critical mass in the number of GRUs. Revenues from GRUs may be less than the costs to acquire and run such GRUs, and may not permit us to become profitable with this line of business.

Our secondary business model, which is to take one of our several mineral rights for gold and turn it into a profitable project, faces difficult odds. Only a fraction of mineral rights in Brazil ever become a producing mine. We will most likely need to partner with a larger, better capitalized company to advance in one or more of our projects. We may not find such interested partner. If we find such partner, we may have to dilute our project ownership materially initially or over time.

We are highly dependent on certain members of our management.

We depend on the efforts of our currently small number of officers and directors. In particular, we are heavily dependent upon the expertise of Marc Fogassa, our Chairman, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Mr. Fogassa speaks Portuguese and English fluently, has extensive networks in both Brazil and the United States of America, and relevant experience in management of a public entity, chairmanships and directorships on multiple Boards, and finance. We note that Mr. Fogassa is also the Chief Executive Officer and Chairman of Brazil Minerals, Inc., our largest shareholder. If it occurs, any loss of the services of Mr. Fogassa could have a material adverse effect upon our results of operations and financial position. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring these personnel could prove more difficult or cost substantially more than estimated. This could cause us to incur greater costs, or prevent us from pursuing our strategy as quickly as we would otherwise wish.

We lack branding.

As with any new venture, we are unknown in the marketplace. This may prevent us access to the best opportunities for gold areas in Brazil, talent for our team, or attractive financing terms.

We may be unable to access funding on acceptable terms or at all.

We may seek additional debt or equity financing to finance our business model and for growth.  Such financing may not be available on acceptable terms or at all and our failure to obtain additional financing when needed could negatively impact our growth, financial condition and results of operations. Additional equity financing may be dilutive to the holders of our shares, and debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate our business.

We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.

We intend to use most if not all of the net proceeds of this offering, which may be combined with additional cash and other consideration, for our Plan of Operations, or described in this prospectus, and for working capital. The net proceeds of this offering together with internally generated funds may be insufficient for us to fund operations for any specific period of time or to fund other initiatives. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

We may not raise enough proceeds from this offering to fund our operations.

Our efforts at selling our common stock may not succeed, or may only partially succeed. As specified in our Plan of Operations in this prospectus, if we fail to raise the full amount by selling 100% of the Shares being offered by us, we will not be able to carry out the full scope of our intended plan. The less proceeds that we raise from this offering, the less we will be able to perform, which may impact the value of our common stock.

Risks Related to Our Industry

Our results of operations, financial position and business outlook are highly dependent on the price of gold, which is subject to significant volatility and uncertainty.

Our results are substantially dependent on gold prices. As a result of the volatility of gold prices for these items, our results may fluctuate substantially.

Risks Relating to Mining and Environmental Regulation

We are subject to extensive mining and environmental regulation in Brazil.  We also require permits from Brazilian governmental authorities with control over certain aspects of our business.

We are subject to various Brazilian federal mining laws and federal, state and local environmental laws. We may also be required to obtain permits from Brazilian governmental authorities for certain aspects of our operations. We may have to make significant capital expenditures on an ongoing basis to continue to ensure our compliance with mining and environmental laws and regulations and permit requirements. In addition, due to the possibility of changes to mining and environmental laws and regulations, the amount and timing of future regulatory expenditures may vary substantially from those currently anticipated. We could be subject to civil or criminal penalties for non-compliance with mining and environmental laws and regulations under Brazilian law.

Our geologists are other consultants and experts have only visited some of our mineral properties.

The property where our initial GRU is located has been visited by one of our geologists, J. Francescatto, and  by our mining engineer, T. Saraiva. Both of these experts have visited other properties of Mineração Duas Barras Ltda. ("MDB") and RST Recursos Minerais Ltda ("RST"), including potential other locations to move the initial GRU to or for additional GRU placement. Mr. Francescatto has professionally examined Jupiter Gold's mineral right DNPM 831.883/2016 in October 2016 to initiate our exploration program. He is expected to visit Jupiter Gold's mineral rights 831.942/2016 in December 2016, and DNPM 860.807/2016 in January 2017. Another of our geologists, R. Mello, has worked for AngloAmerican exploring for gold in the vicinity of the Morro de Ouro deposit a few miles from our mineral right DNPM 831.883/2016. Our three large mineral rights in the Amazon region (DNPM 880.133/2016, DNPM 880.134/2016, and DNPM 880.135/2016) have not been visited and a visit is not currently planned to any of them due to the remoteness of the location creating expensive access. Because not all of our mineral properties have been examined, there is a risk that they will be less attractive than currently anticipated based on data from available geological maps of their general area and other information.

None of our directors have visited our mineral properties.

The property where our initial GRU is located at has been visited by our Chairman and Chief Executive Officer Marc. Fogassa, who has also visited other potential locations to move the initial GRU to or for additional GRU placement. Since Jupiter Gold was incorporated on July 27, 2016, and its mineral properties acquired in July and August 2016, there has been little time for Jupiter Gold's directors to examine in loco any of the Company's mineral rights. Because our mineral properties have not been examined by our directors, there is a risk that the Board of Directors of the Company will not have as much information as needed to guide its decision making as accurately as possible.

Risks Related to Brazil

Significant volatility in the value of the Brazilian real in relation to the U.S. dollar could harm our results.

Our costs in Brazil will be in Brazilian real, the local currency, and thus subject to currency fluctuations. In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly floating exchange rate systems, exchange controls, and dual exchange rate markets. Overall, there have been significant fluctuations in the exchange rates between the Brazilian real and the U.S. dollar.

The Brazilian Government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian economic and political conditions have a direct impact on our business.

The Brazilian economy has been characterized by frequent, and occasionally drastic, intervention by the Brazilian government, which has often changed monetary, credit and other policies to influence Brazil's economy. The Brazilian government's actions to control inflation and affect other policies have often involved wage and price controls and fluctuation of the Brazilian Central Bank's base interest rates. Actions taken by the Brazilian government concerning the economy may have important effects on companies operating in Brazil, including our company, and on market conditions. For example, in the past, the Brazilian government maintained domestic price controls, and we cannot assume that price controls will not be re-imposed in the future. Our financial condition and results of operations may also be adversely affected by the following factors and the Brazilian government's actions in response to them: devaluations and other exchange rate movements; inflation; economic and social instability; energy shortages; interest rates; exchange controls and restrictions on remittances abroad; liquidity of the domestic capital and lending markets; tax policy; and other political, diplomatic, social and economic policies or developments in or affecting Brazil.

Economic and market conditions in other emerging market countries may adversely affect the Brazilian economy and, therefore, the value of our Company.

The value of securities issued by companies operating in Brazil, such as ourselves, may be influenced by economic and market conditions in Brazil, and, to varying degrees, market conditions in other Latin American and emerging market countries, independently of the results of our business.  Although economic conditions are different in each country, the reaction by investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets by Brazilian companies, which may adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. Although market concerns that crises that have affected other South American countries would ensue in Brazil have not yet become a reality, the volatility in market prices for Brazilian securities has been affected from time to time. Investors' perception of increased risk due to a crisis in other emerging market countries may adversely affect our ability to borrow funds at an acceptable interest rate or raise equity capital when and if there is a need for us to do so.

Investment registration and control requirements in Brazil may have adverse effects on us.

Brazil generally requires the registration of foreign capital invested in Brazilian markets or businesses.  Thereafter, any repatriation of the foreign capital, or income earned on the foreign capital investment, must be approved by the Brazilian government.  In the past, the Brazilian government has also imposed temporary restrictions on foreign capital remittances abroad when Brazil's foreign currency reserves decline significantly.  Although approvals on repatriation are usually granted and there are currently no restrictions on foreign capital remittances, there can be no assurance that in the future approvals on repatriation will be granted or restrictions or adverse policies will not be imposed.  If the Brazilian government delays or refuses to grant approval for the repatriation of funds or imposes restrictions on the remittance of foreign capital, our ability to transfer cash out of Brazil may be limited, thus affecting our other operations.  Our investments might also be subject to anti-trust or other regulatory reviews depending on our size and future possible regulations.

Brazilian contract and corporate laws may negatively affect us.

The enforcement of contracts in Brazil is a lengthy process, requiring skill and tenacity, and the application of the corporate laws through the Brazilian legal system can be uneven, haphazard and unreliable.

Brazilian tax laws are complex and this may be detrimental to us.

Brazilian taxation tends to be one of the more complex tax regimes in the world.  We will make every effort, in conjunction with Brazilian tax advisors, to limit the taxes that we are subjected to, however, there is no assurance that the tax laws in Brazil will not be changed, nor interpreted by Brazilian authorities in a manner that could be detrimental to us.

Risks Related to Taxation

We may be a passive foreign investment company, which could lead to additional taxes for U.S. holders of our shares.

A passive foreign investment company or PFIC is a non-U.S. corporation that meets either the income or asset PFIC tests. The income test is met if 75% or more of a corporation's gross income is ''passive income'' (generally dividends, interest, rents, royalties, and gains from the disposition of passive assets) in any taxable year. The asset test is met if at least 50% of the average value of a corporation's assets produce, or are held for the production of, passive income. If we are considered a PFIC, a U.S. holder of our shares could be subject to substantially increased tax liability, including an interest charge upon the sale or other disposition of the U.S. holder's shares or upon the receipt of ''excess distributions'' from us. Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules. These elections may not be available to U.S. holders. If these elections are available, they may result in a current U.S. federal tax liability prior to any distribution or disposition of the shares, and without the assurance of a U.S. holder receiving an equivalent amount of income or gain from a distribution or disposition.

Risks Relating to our Common Stock

There has been no market for our common stock, and prospective investors may not be able to resell their common stock at or above the purchase price paid by such investor, or at all.

We intend to qualify our common shares for quotation on an over-the-counter market in the United States of America such as the "OTCQB." There is a greater chance for illiquidity and market volatility for securities that trade on an over-the-counter market than on a national exchange, caused by a variety of factors including:

•	the absence of consistent administrative supervision of "bid" and "ask" quotations;

•	lower trading volume; and

•	market conditions.

In addition, the value of our common stock could be affected by:

•	changes in the market valuations of other similarly situated companies providing similar services or serving similar markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products or services by us or our competitors;

•	sales of our shares or other securities in the open market;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the market in which we operate;

•	changes in our earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts' performance expectations; and

•	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using shares as consideration or to recruit and retain managers with equity-based flexible stock incentive plans.

We cannot assure you that our common stock will become quoted on the OTCQB, or any other exchange.

We may not meet the initial listing standards for OTCQB, in which case we may register as an OTC Pink company or another over-the-counter exchange category which may be considered to be inferior. This may further affect our liquidity and the availability of investor interest.

The Company's quarterly revenue and operating results are likely to be volatile and difficult to predict, and if we fail to meet the expectations of investors, the market price of our shares would likely decline significantly.

Our operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include, but are not limited to:

•	the global price for gold;

•	costs related to our local operations;

•	the Brazilian real – U.S. dollar exchange rate;

•	weather;

•	the rate of our growth;

•	research results related to any of our mineral rights;

•	new mining, environmental, and/or tax regulations in Brazil; and

•	fluctuations in economic, political, and market conditions.

Many of these factors are largely outside of our control, and there are many facets of each of these factors over which we have limited control. As a result of the factors above and the evolving nature of our business and industry, we may be unable to forecast our revenue accurately. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Additionally, a failure to meet our revenue or expense projections would have an immediate and negative impact on our operating results. If this were to happen, the market price of our common stock would likely decline significantly.

Our Common Shares may be considered a "penny stock" and it may be difficult to sell.

The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If, upon development of a market, the market price of the shares falls below $5.00 per share, the SEC's penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's agreement to the transaction. These rules may adversely impact the liquidity of our shares and may affect the ability of investors to sell their shares.

Our offering is being conducted by one of our officers and directors without the benefit of an underwriter who would have confirmed the accuracy of the disclosure in our prospectus.
We have self-underwritten our offering on a "best efforts" basis, which means no underwriter has engaged in any due diligence activities to confirm the accuracy of the disclosure in the prospectus or to provide input as to the offering price; our CEO and Chairman will attempt to sell the shares and there can be no assurance that all of the shares offered under the prospectus will be sold; and there is no assurance that we can raise the intended offering amount.

Under our Bylaws, stockholders that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim proves unsuccessful.

Our Bylaws include a fee-shifting provision in Article VI, Section 7 for stockholder claims (the "Fee Shifting Provision"), which reads as follows: "In the event that (a) any current or prior shareholder of the  Company  or  anyone  on their  behalf ("Claiming Party") initiates or asserts any claim or counterclaim  ("Claim")  or joins, offers assistance to,  or has  a direct  interest  in  any Claim  against  the Corporation and/or any of its shareholders, officers, or directors (together, the Corporation and/or any of its  shareholders, officers, or directors are henceforth called "Receiving Parties"),including any Claim purportedly filed on behalf of the Corporation or any shareholder, whether direct or derivative, in any jurisdiction, and (b) the Claiming Party (or the third party that received assistance from the Claiming Party or in whose Claim the  Claiming Party  had  a  direct  interest) does not obtain a favorable judgment on all of the merits of its Claim, with such determination made by the Corporation, then each Claiming Party shall be obligated jointly and severally to reimburse the Receiving Parties for all fees, costs and expenses of every kind and description (including, but not limited to, all attorneys'  fees) that the Receiving  Parties may incur in connection with such Claim."

The Fee Shifting Provision was adopted to eliminate or decrease nuisance and frivolous litigation. We intend to apply the Fee Shifting Provision broadly to all actions, including U.S. federal securities law claims and claims related to this offering. The level of recovery for the plaintiff to avoid any payment, quoting verbatim the language of the Fee Shifting Provision, would necessitate such plaintiff obtaining a "favorable judgment on all of the merits of its Claim." The Fee Shifting Provision is intended to apply to "any current or prior shareholder of the Company or anyone on their behalf" and the Company will make such determination based on the facts of any case it may encounter. The parties entitled to recover, quoting verbatim, are "the Corporation and/or any of its shareholders, officers, or directors."  The Fee Shifting Provision could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

We do not anticipate paying dividends on our common stock for the foreseeable future.

We are a recently formed company and anticipate that in the foreseeable future, if and when we generate profits, our Board of Directors may choose to reinvest such profits or save them as reserves and not pay dividends. We cannot anticipate if and when we will be paying dividends, if ever.

Securities analysts may not initiate coverage or continue to cover our common stock and this may have a negative impact on our shares' market price.

Currently, there are no securities analysts covering our Company. The trading market for our common stock may depend significantly on the research and reports that securities analysts publish about us or our business, competitors, or markets. We will not have any control over these analysts. There is no guarantee that securities analysts will cover our shares and even if coverage does commence, we will not have any control over these analysts. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our shares' market price and liquidity. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 20-F for the 2016 fiscal year, we will be required to furnish a report by our management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of 2016.  Such implementation is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. We cannot assure that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or to complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal controls over financial reporting, we may discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines "significant deficiency" as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Our common stock may trade at prices below the initial public offering price.

The price of the common stock after the offerings may fluctuate widely, depending upon many factors, including our perceived prospects, differences between our actual financial and operating results and those expected by investors, changes in general economic, market conditions, and/or the price of gold. The common stock may trade at prices significantly below the initial public offering price.

Our Series A Preferred Stock has the effect of concentrating voting control over us in Marc Fogassa, our Chairman and Chief Executive Officer.

One share of our Series A Preferred Stock is issued, outstanding and held by Marc Fogassa, our Chairman and Chief Executive Officer. Mr. Fogassa holds the only outstanding share of Series A Preferred Stock. The Certificate of Designations, Preferences and Rights of our Series A Convertible Preferred provides that for so long as Series A Preferred Stock is issued and outstanding, the holders of Series A Preferred Stock shall vote together as a single class with the holders of our Common Stock, with the holders of Series A Preferred Stock being entitled to 51% of the total votes on all matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Common Stock being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power. Therefore, so long as he holds the only outstanding shares of Series A Preferred Stock, Mr. Fogassa will have effective voting control on all matters requiring a stockholder vote.

Our Chairman and Chief Executive Officer is also Chairman and Chief Executive Officer of Brazil Minerals, Inc. and may be Subject to Potential Conflicts of Interest in Matters Involving Both Companies.

As discussed in the immediately preceding risk factor, Marc Fogassa, is our Chairman and Chief Executive Officer and has voting control of the Company. Mr. Fogassa also is Chairman and Chief Executive Officer of, and has voting control over, Brazil Minerals, Inc., which as of November 30, 2016 owns 2,362,789 shares (approximately 59.07%) of the outstanding shares of our Common Stock and is a party to certain agreements with the Company. Potential conflicts of interest may present related to such existing agreements between Jupiter Gold and Brazil Minerals, summarized in this prospectus and included in the Exhibit section. Other conflicts of interest may involve allocation of opportunities between the two companies as far as new gold opportunities are concerned, and allocation of Mr. Fogassa's working time, among others. We believe that by maintaining independent directors on the boards of directors for each of Jupiter Gold and Brazil Minerals such conflicts will be mitigated in situations when Mr. Fogassa may need to recuse himself.

Our authorization of Preferred Stock could discourage a Change of Control.

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock. Shares of preferred stock may have multiple votes per share, a liquidation preference or other preferences. The issuance of shares of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Risks Relating to the Marshall Islands

We are incorporated in the Marshall Islands, which does not have a well-developed body of case law or bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act (the "BCA"). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States of America. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Further, the Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of a bankruptcy of our Company, there may be a delay of bankruptcy proceedings and the ability of shareholders and creditors to receive recovery after a bankruptcy proceeding.

Service of process and enforcement of judgments may be more difficult.

We are incorporated under the laws of the Marshall Islands. Substantially all of our assets are located in Brazil. As a result, it may not be possible to effect service of process upon us within the United States of America or to enforce judgments obtained in U.S. courts against us.

USE OF PROCEEDS

Assuming all shares being offered by us are sold, we will receive net proceeds of $1,000,000.

We are not certain that we can complete 100% of the Offering (the sale of 1,000,000 Shares by us for gross proceeds of $1,000,000). The table below describes which items would be accomplished assuming we complete 100%, 75%, 50%, and 25% of the Offering for gross proceeds of $1,000,000, $750,000, $500,000 and $250,000, respectively.

	Estimated Amount	100% ($1,000,000)	75% ($750,000)	50% ($500,000)	25% ($250,000)
Purchase of an additional GRU	$25,000	Yes	Yes	Yes	Yes
Initial research of DNPM 831.883/2016	$100,000	Yes	Yes	Yes	Yes
Initial research of DNPM 860.802/2016	$100,000	Yes	Yes	Yes	No
Initial research of DNPM 831.942/2016	$100,000	Yes	Yes	No	No
Second phase research of DNPM 831.883/2016	$100,000	Yes	No	No	No
Working capital		$575,000	$425,000	$275,000	$125,000

Based on our present assessment of our initial GRU, we are intending to have as the highest priority of our capital raising the acquisition of another GRU unit. We believe that a combination of acquiring some of its parts in the open market as well as manufacturing other components will cost an aggregate of $25,000.

Our second most important use of proceeds is the advancement of research in our mineral rights areas, DNPM 831.883/2016, DNPM 860.802/2016, and DNPM 831.942/2016, in that order of importance. We believe that we would be able to proceed with such initial phase of research for our mineral right, DNPM 831.883/2016, under any of the assumptions from 100% to 25% for the Offering completion. However, if we complete only 25% of our Offering, we would not be able to carry on any material studies in any other of our mineral rights. If we complete only 50% of the Offering, we would be able to afford research on mineral right DNPM 860.802/2016. If we complete 75% or 100%, of our Offering we could also afford research on mineral rights, DNPM 860.802/2016 and DNPM 831.942/2016. If we complete 100% Offering, we would be able to also develop a second phase of research on our mineral right, DNPM 831.883/2016. On an initial phase, we would focus on topography, spaced drilling, and geophysics, as needed. On a second phase of research, we would perform more detailed drilling.

If we complete between 25% to 100% of the Offering, we would adjust our variable expenses so as to have working capital for 12 months, even assuming that our revenues were zero during such time. We would also be able to have some limited reserves beyond the minimum amount of working capital under these scenarios.

If we complete less than 25% of the Offering, we will focus on utilizing the funds raised to support as much data retrieval as possible regarding DNPM 831.883/2016. Based on initial information gathered by direct analysis of our geologist, J. Francescatto, it is our management's belief that this mineral right could prove to be an important asset and therefore allow the Company to return to the marketplace for more fundraising or to partner with an interested party. At this point we have not approached anyone regarding any partnerships and therefore do not know if any parties may become interested.

Our working capital is used for operations in Brazil as well as general corporate expenses, some of them outside of Brazil. Working capital devoted to operations in Brazil will pay, among other expenses, labor and services connected with manufacturing additional GRUs, drilling, geophysics, geochemistry, and other research endeavors related to our mineral rights, local regulatory agencies' fees for permits, transportation of people and machines, travel expenses, and local accountant and counsel. Working capital devoted to expenses outside of Brazil will include, among others, management and director compensation, audit, and costs related to filing periodic reports with the Securities and Exchange Commission ("SEC"). If we complete 100% of the Offering, we believe that working capital will be allocated approximately 75% for Brazil-based use and 25% for expenses incurred outside of Brazil, as described above. To the extent we complete less than 100% of the Offering, we will preserve working capital by focusing on priorities such as acquiring an additional GRU, advancing mineral research in the DNPM 831.883/2016 area, and maintaining all of our reports current with the SEC.

We believe that if we complete at least 50% of the Offering we will have enough working capital for 12 months of operations. If we complete 25% of the Offering or less we will have working capital for 6 months or less, and will need to obtain additional capital for working capital or other uses within six months or sooner.

Our Board of Directors will retain broad discretion as to the allocation of the net proceeds from the Offering. Any change in the planned use of proceeds outlined above will be done only with consent of the Board of Directors. The Board might consider a change in the use of proceeds in the following situations:
a)
An acquisition of one or more mineral right(s), mining equipment and/or operations, for gold or primarily for gold, or enterprises focused on gold exploration, becomes available to the Company on attractive terms;

b)	The Board determines that expenditures to fund investor relations and further capital raising are necessary,

 Pending the use of the net proceeds, we expect to invest the proceeds in interest-bearing bank accounts.

DETERMINATION OF OFFERING PRICE

The factors considered in determining the public offering price include our future prospects and those of our industry in general, sales, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those we engage in.

DIVIDEND POLICY

We have not paid dividends on our common stock. We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

DILUTION

As of August 31, 2016, our net tangible book value was approximately ($900), or approximately $0.00 per share. "Net tangible book value" per share represents the amount of our total consolidated tangible assets minus total consolidated liabilities, divided by the shares outstanding.

After giving effect to the sale by us of 1,000,000 shares of our common stock in the Offering at the initial public offering price of $1.00 per share and after deducting the estimated expenses payable by us in the Offering, our net tangible book value as of August 31, 2016 would have been approximately $979,100, or approximately $0.20 per share. This represents an immediate increase in net tangible book value of $0.20 per share to existing shareholders and an immediate dilution in net tangible book value of $0.80 per share to new investors purchasing shares of common stock at the initial public offering price.

The following table illustrates this dilution on a per share basis:

Initial public offering price per share of common stock	$1.00

Net tangible book value per share before giving effect to the Offering	$0.00

Increase in net tangible book value per share attributable to the sale of common stock in the Offering	$0.20

Net tangible book value per share after giving effect to the Offering	$0.20

Dilution in net tangible book value per share to new investors	$0.80

CAPITALIZATION

The following table describes our capitalization as of August 31, 2016, and after giving effect to the sale by us of 25%, 50%, 75% and 100% of the Shares offered by us in this Offering.

You should read this table together with the financial statements and related notes appearing at the end of this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the other financial information included elsewhere in this prospectus.

	4,000,000 Outstanding Common Shares as of August 31,	4,250,000 Outstanding Common Shares Assuming Sale of 250,000	4,500,000 Outstanding Common Shares Assuming Sale of 500,000	4,750,000 Outstanding Common Shares Assuming Sale of 750,000	5,000,000 Outstanding Common Shares Assuming Sale of 1,000,000
Classes of Stock	2016	Shares	Shares	Shares	Shares

Common Stock; $0.001 par value; 40,000,000 shares authorized; number of shares issued and outstanding as per each column	$4,000	$4,250	$4,500	$4,750	$5,000
Preferred Stock; $0.001 par value; 10,000,000 shares authorized; one share issued and outstanding	$-	$-	$-	$-	$-
Additional Paid-in Capital	$-	$249,750	$499,500	$749,250	$999,000
Total Stockholder's Equity	$4,000	$254,000	$504,000	$754,000	$1,004,000

Debt (*)	$-	$-	$-	$-	$-

(*) does not include short-term operational payables

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."
General

Jupiter Gold Corporation was incorporated on July 27, 2016. Our initial revenues have come from alluvial gold produced from the operation of our first gold retrieval unit ("GRU"). Our focus is to grow our revenues from GRUs by expanding the number and quality of such machines that we deploy. In addition, and separately, we own six mineral rights for gold in Brazil, all of which are in known locations for gold. We intend to research and develop, partner, or otherwise monetize such assets in the medium term.

We operate in Brazil through Mineração Jupiter Ltda ("Mineração Jupiter"), a Brazilian company in which we own a 99.99% stake. The remainder 0.01% stake is owned by an affiliate of one of our directors, solely for the reason that Brazil requires a minimum of two shareholders when registering a corporate entity. The use of the words "we", "our", the "Company," "our company," "us" below refer to us inclusive of our subsidiary, Mineração Jupiter.

Gold Retrieval Units

We own one gold retrieval unit for recovery of particulate gold. This GRU is composed of vibrating screens, a trammel and water pumping mechanisms; it works to feed two rental centrifuges and is powered by a diesel generator. Under the GRU Agreement, our initial GRU was placed on September 19, 2016 within a gold mining concession ("Concessão de Lavra") located in the municipality of Olhos-d'Água, state of Minas Gerais, in Brazil. A mining concession in Brazil gives its owner the right to mine and commercialize the mineral output. This mining concession belongs to Mineração Duas Barras Ltda. ("MDB"), a subsidiary of Brazil Minerals. Under the GRU Agreement, our GRU will be solely operated by Brazil Minerals, and any gold obtained is split on a 50% basis between Brazil Minerals and us. Our initial gold production from operation of our first GRU started after the GRU was received on September 19, 2016; the GRU produced particulate gold in a few days of operations.  The material processed was fine auriferous sand and is not the representative material which we intend to process in the GRU. Such material is thicker, and comprises gravel and rocks, which are impregnated with particulate gold. Under Industry Guide 7, the mining regulations within the U.S., we cannot issue any estimates.

For our GRU business, our initial plan is to grow revenues through the acquisition and placement of more GRUs. Our ability to carry out such plan is dependent on the use of proceeds from this Offering. In addition, we are dependent on Brazil Minerals maintaining ownership of gold mining concessions, or our identification of other owners of mineral properties for placements our GRUs. Over time, we may license some of our own gold mineral rights and use our GRUs on such areas. We are also dependent on favorable local mining and environmental regulations, availability of labor and attractive global price for gold.

Gold Properties

We currently have title with Brazil's mining department ("Departamento Nacional de Produção Mineral", or "DNPM") to six research permit requests ("Requerimentos de Pesquisa") for mineral rights areas for gold located in the states of Minas Gerais (three areas), Goiás (one area), and Amazonas (three areas). We expect that for each of these areas DNPM will formally grant us permission, known as "Alvará de Pesquisa," within several weeks from the date of this prospectus to start ground research endeavors. Although we believe that local geology and other factors give each of these areas a reasonably good probability of containing gold, as of the date of this prospectus we have not yet determined whether any of these areas contain gold mineralization that is technically or economically recoverable.

For our mineral properties, our initial goal for each area would be to carry out initial studies such as review of geological findings for each area, field visits with detailed topographical analysis and mapping with geological insights, as well as collection of samples for geochemical analysis. Funding for this phase would come from a portion of the proceeds of this Offering. As a business matter, we intend to engage early with other companies or local investors who may want to partner with us in each of these areas, for co-development or licensing. Medium to long-term, our current business model is one in which we retain certain rights and royalties while a third-party develops one or more of our properties.

Plan of Operations

A.	Assuming we raise 100% of the Offering

A.1 Acquisition of another GRU (estimated cost $25,000) within 3 months of completion of the Offering
A.2 Initiation of the research in our property DNPM 831.883/2016 (estimated cost $100,000) within 3 months of completion of the Offering
A.3 Second GRU placed and producing revenues within 4 months of completion of the Offering
A.4 Initiation of the research in our property DNPM 860.807/2016 (estimated cost $100,000) within 6 months of completion of the Offering
A.5 Initiation of the research in our property DNPM 831.942/2016 (estimated cost $100,000) within 9 months of completion of the Offering
A.6 Initiation of the second phase of research in our property DNPM 831.883/2016 (estimated cost $100,000) within 12 months of completion of the Offering
A.7 Initial environmental licensing sought for DNPM 831.883/2016 to support placement of a GRU in such mineral right (estimated cost $5,000) within 12 months after completion of the Offering

B.	Assuming we raise only 75% of the Offering

B.1 Acquisition of another GRU (estimated cost $25,000) within 3 months of completion of the Offering
B.2 Initiation of the research in our property DNPM 831.883/2016 (estimated cost $100,000) within 3 months of completion of the Offering
B.3 Second GRU placed and producing revenues within 4 months of completion of the Offering
B.4 Initiation of the research in our property DNPM 860.807/2016 (estimated cost $100,000) within 6 months of completion of the Offering
B.5 Initiation of the research in our property DNPM 831.942/2016 (estimated cost $100,000) within 9 months of completion of the Offering
B.6 Initial environmental licensing sought for DNPM 831.883/2016 to support placement of a GRU in such mineral right (estimated cost $5,000) within 12 months after completion of the Offering

C.	Assuming we raise only 50% of the Offering

C.1 Acquisition of another GRU (estimated cost $25,000) within 3 months of completion of the Offering
C.2 Initiation of the research in our property DNPM 831.883/2016 (estimated cost $100,000) within 3 months of completion of the Offering
C.3 Second GRU placed and producing revenues within 4 months of completion of the Offering
C.4 Initiation of the research in our property DNPM 860.807/2016 (estimated cost $100,000) within 6 months of completion of the Offering
C.5 Initial environmental licensing sought for DNPM 831.883/2016 to support placement of a GRU in such mineral right (estimated cost $5,000) within 12 months after completion of the Offering

D.	Assuming we raise only 25% of the Offering

D.1 Acquisition of another GRU (estimated cost $25,000) within 3 months of completion of the Offering
D.2 Initiation of the research in our property DNPM 831.883/2016 (estimated cost $100,000) within 3 months of completion of the Offering
D.3  Second GRU placed and producing revenues within 4 months of completion of the Offering
D.4  Initial environmental licensing sought for DNPM 831.883/2016 to support placement of a GRU in such mineral right (estimated cost $5,000) within 12 months after completion of the Offering

E.	Assuming we raise less than 25% of the Offering

E.1 Possible acquisition of another GRU (estimated cost $25,000) within 3 months of completion of the Offering
E.2 Possible initiation of as much research in our property DNPM 831.883/2016 as can be afforded within 3 months of completion of the Offering
E.3  Possible placement of second GRU placed to produce revenues as can be afforded within 4 months of completion of the Offering
E.4  Possible initial environmental licensing sought for DNPM 831.883/2016 to support placement of a GRU in such mineral right (estimated cost $5,000) as can be afforded within 12 months after completion of the Offering

On an initial phase of research, we would focus on topography, spaced drilling, and geophysics, as needed. On a second phase of research, we would perform more detailed drilling.

Results of Operations

From Inception through August 31, 2016

From inception through August 31, 2016, our revenues were zero.

From inception through August 31, 2016, we had total operating expenses of $2,313, primarily from professional fees. Our loss from operations in the period was $2,313.

From inception through August 31, 2016, we had other expenses of $3,736, all from related party fees. Our net loss in the period was $6,049.

From inception through August 31, 2016, we experienced a net loss per share (both basic and diluted) of $0.00.

From inception through August 31, 2016, net cash used in operating activities, in investing activities, and in financing activities were zero.

Please see the second entitled "Business" for details on our plan of operations.

Liquidity and Capital Resources

As of August 31, 2016, we had total current assets of $7,086 compared to total current liabilities of $15,084 for a current ratio of 0.50 to 1 and a working capital deficit of ($7,998).

From inception through August 31, 2016 our principal sources of liquidity was the issuance of common stock. From inception to August 31, 2016, we sold $4,000 in common stock to a related party.

As of September 30, 2016 we had cash and cash equivalents of $3,114. We believe that funds generated from gold retrieved using our GRU, under the terms of the GRU Agreement, will be enough to sustain the operations of the Company for the next 12 months. Our basis for this statement is derived from expected results of alluvial materials containing particulate being processed in our GRU. We have access to historical results for gold concentrations from alluvial materials from the initial area where our GRU has been placed. Under Industry 7 Guide we cannot disclose such estimates. There is a risk that our estimates are incorrect and do not materialize. If we are correct in our estimates, and if we do not have any unforeseen operational disruption, we would be able to sustain the operations of the Company for the next 12 months, but we do not expect to be able to acquire another GRU or perform any research in our properties in such scenario. We need some proceeds from this Offering to be able to purchase an additional GRU and to perform research, as detailed in the Plan of Operations outlined above.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles.  Our significant accounting policies are described in Note 1 of the financial statements.

Our financial instruments consist of cash, loans from and to a related party, accrued expenses, and an amount due to a director. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in our financial statements. If our estimate of the fair value is incorrect at August 31, 2016, it could negatively affect our financial position and liquidity and could result in our having understated our net loss.

Recent Accounting Pronouncements

We have reviewed all recent accounting pronouncements issued to the date of the issuance of these financial statements, and we do not believe any of these pronouncements will have a material impact on us.

Additional Considerations

As discussed in the Risk Factor section of this prospectus, Marc Fogassa, is our Chairman and Chief Executive Officer and has voting control of the Company. Mr. Fogassa also is Chairman and Chief Executive Officer of, and is deemed to have voting control over Brazil Minerals, Inc., which as of November 30, 2016 owns 2,362,789 shares (approximately 59.07%) of the outstanding shares of our Common Stock and is a party to certain agreements with the Company. Potential conflicts of interest may present related to such existing agreements between Jupiter Gold and Brazil Minerals, summarized in this prospectus and included in the Exhibit section. Other conflicts of interest may involve allocation of opportunities between the two companies as far as new gold opportunities are concerned, and allocation of Mr. Fogassa's working time, among others. We believe that by maintaining independent directors on the boards of directors for each of Jupiter Gold and Brazil Minerals such conflicts will be mitigated in situations when Mr. Fogassa may need to recuse himself.

INDUSTRY OUTLOOK

In our area of focus, gold production, we anticipate a fairly positive environment. Gold prices have performed well, with the price of gold rising from $1,063 on December 31, 2015 to $1,178 on November 30, 2016. On August 31, 2016,, Brazil successfully completed the impeachment process of its past President, and Brazil's new President and his cabinet members appear intent in stabilizing the economy, with some initial success, and attracting foreign capital for investment. We see these political and economic developments as positive for us although nothing can be assured with respect to the price of gold or political or economic environment in Brazil. Because of the severe recession that Brazil has been facing, now in its third year, labor at reasonable cost can be identified for the services that we will need and at the locations needed.

BUSINESS

Our operating business is discussed in the following sections:

I.	Our Gold Retrieval Units (GRUs)

II.	Our Gold Properties

III.	Other Considerations About Our Business

IV.	Regulatory Information

I. Our Gold Retrieval Units (GRUs)

I.1) Introduction

The use of centrifugal concentrators for free gold recovery from alluvial ore has been a common practice in the mining industry for over two decades. This method uses the difference in intrinsic densities between gold and the "waste" for separation – whereas the native gold density is equal to 19.0 g/cm³, the density of silica, the main component of the waste, is equal to 2.6 g/cm³.

This equipment was originally developed by the Canadian mining industry and has several advantages over other processes, such as:

•	No use of chemicals (such as cyanide and mercury)
•	Low maintenance and low energy consumption
•	Recovery of gold in a wide particle size range
•	Simple installation and operation, with excellent mobility
•	For these characteristics, it is standard equipment widely used from small to large gold mining operations.

I.2) GRU Process Description

In our first GRU the desired alluvial material with gold content is added by loader into the feeder. In the feeder this material will be mixed on a 50% basis with clean water to form a pulp. The pulp then passes through a rotating trommel and vibrating screens, and is then fed to a centrifuge. The recovered gold from the centrifuge is further separated using a vibrating table. Any waste from the centrifuge is deposited in special pits for reprocessing so as to guarantee minimal loss of gold in the process.

I.3) Available Mining Areas for Placement of Our GRUs

Our GRUs will be placed in one or more areas that belong to Brazil Minerals, through its subsidiaries, Mineração Duas Barras Ltda ("MDB") and RST Recursos Minerais Ltda ("RST"), as detailed below.

I.3.1) Mineração Duas Barras Ltda ("MDB")

Brazil Minerals owns 100% of MDB, a Brazilian company. MDB holds title to two mineral rights, including a mining concession for gold, diamonds and sand and has the Brazilian government license to export such production. Both of the MDB mineral rights are located on the margins of the Jequitinhonha River in the state of Minas Gerais in Brazil. The Jequitinhonha River valley is a well-known area for both gold and diamond production. Along its course, it has hosted alluvial production for both gold and diamonds since the 18th century.

Map Showing Location of MDB

Mineracao
Duas Barras Ltda
Montes Claros
Diamantina
Belo Horizonte
BA
ES
SP
RJ
MG
0 25 50 100 150 200
Kilometers

Figure I.3.1-A – Map showing location of MDB; furnished to Jupiter Gold by MDB.

MDB Facilities and Equipment

MDB's facilities are located an approximately one and one-half hour drive from Montes Claros, a city of approximately 500,000 people. The first hour of the drive is on asphalt roads followed by a half-hour on dirt roads. Montes Claros has the infrastructure needed by MDB and also benefits from having an airport with regular jet service to large Brazilian cities, including São Paulo and Belo Horizonte.MDB owns or has the right of use from an affiliate an excavator, a bulldozer, and three trucks.

MDB's Source of Water and Power

Water supplies are abundant at MDB, being sourced from a large lake that is physically separate from the Jequitinhonha River by over 100 meters. MDB has the necessary permits to use water from such lake in its operations, including the operation of the GRU.  MDB does not have electricity from the national grid and instead relies on several diesel generators for power. The GRU utilizes a portable diesel-powered generator. There are several local suppliers of diesel.

MDB's Mineral Rights

MDB holds title to two mineral rights: a mining concession ("Concessão de Lavra") for mineral right DNPM 806.568/1977, and another mineral right in an earlier stage. MDB's mining concession covers a surface area of 422 acres and allows for the exploration and commercialization of gold, diamonds and sand. "Concessão de Lavra" is the highest level of mineral right in Brazil. It permits the owner to mine in perpetuity provided that environmental licenses are kept current and that mining guidelines are followed. There are no liens or other encumbrances on MDB's mining concession, and there are no regular fees to be paid to maintain such mineral right, besides government royalties on production. The government's royalty on gold production is 1% (one percent) of sales.

Map Showing Jupiter Gold's GRU inside MDB's Mining Concession (mineral right DNPM 806.569/1977):

TOPOGRAPHIC MAP DETAILS
1:10.000
N
W
E
S
Legend
Internal Access Road
"Rio Jequitinhonha" (Jequitinhonha River)
Mineral Right 806.569/1977
GRU
JEQUITINHONHA
RIVER
0
1.000
2.000
Meters
MAP OF BRAZIL
1:5.000.000
Belo Horizonte
MAP OF THE STATE OF MINAS GERAIS
0
250.000
500.000
1.000.000
Meters

Figure I.3.1-B – Map showing Jupiter Gold's GRU inside MDB's mining concession (mineral right DNPM 806.569/1977): drawn by W. Oliveira on 11/03/2016.

Known Gold Mineralization within MDB's Mining Concession

We have not performed any geological studies at MDB. However, over the last three years, Brazil Minerals has retrieved and sold gold recovered from MDB's mining concession. We estimate that such amount of gold sold was approximately $600,000. Further details on MDB can be found on Brazil Minerals' filings with the SEC which are accessible at www.sec.gov.

I.3.2) RST Recursos Minerais Ltda. ("RST")

Brazil Minerals owns 50% of RST, and the remainder is owned by an affiliate. RST holds title to multiple mineral rights for gold, including 9 mining concessions, the highest level of mineral right in Brazil. All of the RST rights are located in either the right or left margins of the Jequitinhonha River. Many of the RST areas are located near MDB's facilities.

Map Showing Location of RST

RST Recursos Minerais Ltda
Montes Claros
Diamantina
Belo Horizonte
BA
ES
SP
RJ
MG
0 25 50 100 150 200
Kilometers

Figure I.3.2-A – Map showing location of RST; furnished to Jupiter Gold by MDB.

Known Production of Gold Within or Adjacent to RST

We have not performed any geological studies at RST. However, there is data concerning gold retrieval from RST areas. The following table presents the gold production from 1967 to 1983 by a mining company called Mineração Tejucana ("Tejucana"). RST is the successor owner to Tejucana's mineral rights in the Jequitinhonha River valley. This data comes from a chapter entitled "Volume IV-A - The Main Mineral Deposits of Brazil" in a publication edited by the Brazilian mining department, and Companhia de Pesquisa de Recursos Geologicos ("CPRM"), the governmental entity responsible for research on geological resources. Volume IV was prepared by the geologist Henri Dupont.

Year	Gold Production (oz)
1967	367.55
1968	688.90
1969	779.03
1970	1,080.69
1971	1,616.36
1972	1,360.31
1973	2,395.70
1974	1,297.45
1975	2,052.84
1976	3,405.88
1977	2,147.34
1978	5,624.75
1979	4,783.33
1980	8,757.43
1981	5,605.70
1982	5,811.98
1983	5,067.03
Total	52,842.26

Map of RST's mineral right DNPM 802.267/1977

Figure I.3.2-B – Map of RST's mineral right DNPM 802.267/1977; drawn by W. Oliveira on 11/03/2016.

II. Our Gold Properties

We have obtained the mineral rights to six gold properties in Brazil as follows:

II.1)  Paracatu Project - DNPM 831.883/2016

II.2)  Crixás Project - DNPM 860.807/2016

II.3)  DNPM 831.942/2016

II.4)  DNPM 880.133/2016

II.5)  DNPM 880.134/2016

II.6)  DNPM 880.135/2016

Each of these areas is detailed below.

II.1) Paracatu Project - DNPM 831.883/2016

General

On August 3, 2016, we received from DNPM the mineral right designated by the number 831.883/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property.  Please see item IV.1 for details regarding the RP stage.

Location

DNPM 831.883/2016 is located in the municipality of Paracatu, state of Minas Gerais, in Brazil.

The city of Paracatu was founded in the early 17th century by pioneers searching for gold and silver.  Today, Paracatu is a city with 100,000 inhabitants. Only 1.2 miles from city center sits the largest gold mine in Brazil, on a deposit named "Morro do Ouro", which is owned and operated by Kinross Gold, one of the world's largest gold producers. It annually produces 480,000 ounces of gold and is also the largest gold deposit in Brazil, with 16 Million ounces of gold (6 million ounces of past production and 9.6 million ounces in reserves, as of 2015 Kinross Gold's published estimates).

Paracatu is located in the northwest part of the state of Minas Gerais, approximately 300 miles from Belo Horizonte, the capital of the state of Minas Gerais. Paracatu is also located 125 miles from Brasilia, the capital of Brazil. It has a regional airport with flights to these cities and others. The city has all of the infrastructure and labor needed for mining research and exploration.

Size

DNPM 831.883/2016 has a surface area of 312.66 hectares (approximately 773 acres).

Coordinates

The coordinates of DNPM 831.883/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-17°15'01''463	-46°50'53''207
-17°15'56''063	-46°50'53''207
-17°15'56''063	-46°51'13''542
-17°15'56''560	-46°51'13''542
-17°15'56''560	-46°51'47''557
-17°15'56''065	-46°51'47''557
-17°15'56''034	-46°51'47''557
-17°15'56''034	-46°51'50''753
-17°14'56''524	-46°51'50''753
-17°14'56''524	-46°50'53''207
-17°15'01''463	-46°50'53''207

Map

TOPOGRAPHIC MAP DETAILS
CITY OF PARACATU
MG 188
BR 040
GOLD STREAM
Legend
Internal Access Road
MG 188 Highway
BR 040 Highway
"Córrego do Ouro" (Gold Stream)
City of Paracatu
Mineral Right 831.883/2016
N
S
W
E
0
1,000
2,000
4,000
Meters
MAP OF BRAZIL
1:5,000,000
Paracatu
Belo Horizonte
MAP OF THE STATE OF MINAS GERAIS
0
250,000
500,000
1,000,000
Meters

 Map II.1 – Mineral Right DNPM 831.883/2016; drawn on 11/02/2016 by W. Oliveira.

Other Information

There has been extensive gold production in the Paracatu region from alluvial deposits, mainly along a river stream called "Córrego do Ouro" and also known as "Córrego do Rico."  This watercourse that starts near Morro do Ouro mine has, for millions of years, eroded rock and transported gold for the formation of alluvial deposits. Our mineral right DNPM 831.883/2016 is crossed by such watercourse.

In local research a simple alluvial operation in an area downstream from our mineral right DNPM 831.883/2016 has claimed annual production of 4,000 ounces of gold, although we have not verified such data. Our mineral right DNPM 831.883/2016 is located upstream from such locale, and thus geographically closer to Morro do Ouro mine.

Mineralization in DNPM 831.883/2016 is likely to be secondary and gold could potentially be retrieved from the alluvium by GRUs.
Geological Justification

The two reasons as to why this area was selected for exploration are:

a)
the presence of the giant "Morro do Ouro" gold deposit only 4 miles upstream along the Córrego do Rico, associated with the detection, using remote sensing, of significant presence of alluvial sediments, possibly mineralized; and

b)	historical production reports, by artisanal miners exploring downstream areas, which mention production of up to 4,000 ounces of gold per annum.

Three facts support our belief that the DNPM 831.883/2016 has potential for significant production of alluvial gold:

a)	the absence of records indicating that mining has ever occurred there;

b)	the position of the area, upstream in relation to these alluvial mining sites and therefore closer to the source of gold; and

c)	the presence of alluvial terraces, which indicate that gold may have accumulated there, after erosion of the Morro do Ouro deposit.

Although the geological setting in DNPM 831.883/2016 is the same as the setting at the Morro do Ouro deposit (contact zone between the formations Paracatu and Vazante), the main target is the secondary gold which could potentially be retrieved from the alluvium by centrifuges.

Team

Our geologists R. Mello and J. Francescatto, each with more than 30 years of exploration experience, will oversee and supervise the work, contracting local workers and suppliers. The former has direct experience in Paracatu, having worked for AngloAmerican exploring for gold in the vicinity of the Morro do Ouro deposit. The latter has visited DNPM 831.883/2016 recently, initiating our exploration studies.

Exploration Plan

Initially, drilling will be done using a Bank drill over a wide spacing grid, with 200 meters separation, in the fluvial plains at the margins of the Córrego do Rico. Samples will be collected at each 1 meter of depth at prospective intervals and sent for analysis (FA-AA) by a commercial laboratory in Belo Horizonte, the capital of the state of Minas Gerais, and a large mining services hub. Approximately 10% of the valid samples will consist of blanks, standards and duplicates, which will be checked routinely to detect any sampling or analysis error. If the initial results are positive, the grid should be increased to 100 meters of separation, with 50 meters of separation for zones of greater complexity.

The drilling will be complemented by a geophysical survey using GPR (Ground Penetration Radar) in order to better define the bedrock of the sediments. Metallurgical tests will complement the work, testing the recovery by centrifuges and other methods.

No detail budgets or timetables for the project have been produced so far. These should be dependent on the extension of fluvial plains available for drilling, to be ascertained in further visits in loco.

Industry Guide 7 Compliance

We note that that as of now this property is without known reserves, according to such the definition under the SEC's Industry Guide 7. In further compliance with Industry Guide 7, we state that our proposed program for this area is exploratory in nature.

II.2) Crixás Project - DNPM 831.942/2016

General

On July 27, 2016, we received from DNPM the mineral right designated by the number 860.807/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property. Please see item IV.1 for details regarding the RP stage.

Location

DNPM 860.807/2016 is located in the municipalities of Crixás and Uirapuru, state of Goiás, in Brazil.

Crixás was founded in the 18th century by pioneers searching for gold. Today, Crixás has 15,000 inhabitants, and its municipality is home to the some of the largest gold operations in Brazil, with large gold mines and projects from AngloGold Ashanti and Cleveland Mining.

According to publicly available information, the AngloGold Ashanti operations in Crixás encompass three underground and two open-pit mines. Production of over 4 million ounces of gold has occurred from these mines, and more than 3 million ounces remain; the 2015 annual yield was 132,000 ounces of gold.

Size

DNPM 860.807/2016 has a surface area of 1,993.02 hectares (approximately 4,925 acres).

Coordinates

The coordinates of DNPM 860.807/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-14°17'33''849	-49°52'32''642
-14°17'49''893	-49°52'32''642
-14°17'49''893	-49°52'32''633
-14°17'49''894	-49°52'32''633
-14°17'49''894	-49°51'50''935
-14°18'54''969	-49°51'50''935
-14°18'54''969	-49°50'44''160
-14°18'33''817	-49°50'44''160
-14°18'33''817	-49°50'19''172
-14°17'58''023	-49°50'19''172
-14°17'58''023	-49°49'54''151
-14°17'36''871	-49°49'54''151
-14°17'36''871	-49°49'37''472
-14°20'08''484	-49°49'37''472
-14°20'08''484	-49°52'32''711
-14°18'49''229	-49°52'32''711
-14°18'49''229	-49°53'09''593
-14°17'33''849	-49°53'09''593
-14°17'33''849	-49°52'32''642

Map

TOPOGRAPHIC MAP DETAILS
CITY OF UIRAPURU
GO 156
RED RIVER
1:20.000
N
W
E
S
Legend
"Rio Vermelho" (Red River)
Internal Access Road
GO 156 Highway
Mineral Right 860.807/2016
Silva e Oliveira
MAP OF BRAZIL
MAP OF THE STATE OF GOIÁS
Goiânia
BR 153
0
1.000
2.000
4.000
Meters

Map II.2 – Mineral Right DNPM 860.807/2016; drawn on 11/02/2016 by W. Oliveira.

Geological Justification

The area of DNPM 860.807/2016 is located on the contact between the greenstone belt that hosts the > 7 Moz gold orebody mined by Anglo Gold Ashanti, and older gneisses. The area has potential for primary mineralization, but the main target for Brazil Minerals is the significant extension of alluvial sediments from the two most important creeks draining the Crixás orebody, the Vermelho and Antas Creek, that run over 2.2 miles inside the area. The deposit lies around 18 miles upstream from the area, which means that the alluvial sediments detected by remote sensing should be mineralized in gold.  There are no signs of past mining at the area, which means that, probably, the gold grade is attractive for modern alluvial mining, specially through the usage of  GRUs.

Team

Our geologist R. Mello worked in the region for over one year, prospecting extensions of the Crixás mineralization for AngloAmerican. Supported by our other geologist J. Francescatto, we believe that our team is fully capable to develop gold exploration in this area.

Exploration Plan

As the main focus of the exploration for this area is to search for alluvial sediments rich in gold, Brazil Minerals plans to drill regular holes over terraces at the banks of the Vermelho River and Antas Creek. A Banka drill will be used for this, drilling from surface to bedrock, which usually represents holes with less than ten meters of extension. A 200 meter grid will be used initially, followed by fill in holes, at 100 meters spacing and 50 meters spacing, depending on results. Samples will be collected at each 1 meter at prospective intervals and sent for analysis (FA-AA) by a commercial laboratory in Belo Horizonte. Approximately 10% of the valid samples will consist of blanks, standards and duplicates, which will be checked routinely to detect any sampling or analysis error.

The drilling will be complemented by a geophysical survey using GPR (Ground Penetration Radar) in order to better define the bedrock of the sediments. Metallurgical tests will complement the work, testing the recovery by centrifuges and other methods.

No detail budget or timetable were produced so far. They should be dependent on the extension of fluvial plains available for drilling.

Industry Guide 7 Compliance

We note that that as of now this property is without known reserves, according to such the definition under the SEC's Industry Guide 7. In further compliance with Industry Guide 7, we state that our proposed program for this area is exploratory in nature.

II.3) DNPM 831.942/2016

General

On August 12, 2016, we received from DNPM the mineral right designated by the number 831.942/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property. Please see item IV.1 for details regarding the RP stage.

Location

DNPM 831.942/2016 crosses into the municipalities of Dionisio,  Marliéria, e São Domingos do Prata, all in the state of Minas Gerais, in Brazil. These municipalities are within the greater Itabira area.

Itabira is a city with 108,000 people, and is part of the "Quadrilátero Ferrífero", roughly a geographical quadrangle in shape with the largest iron mines in Brazil and underground gold mines.

Size

DNPM 831.942/2016 has a surface area of 1,889.51 hectares (approximately 4,669 acres).

Coordinates

The coordinates of DNPM 831.942/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-19°46'15''600	-42°49'22''800
-19°46'55''200	-42°49'22''800
-19°46'55''200	-42°48'21''600
-19°49'19''200	-42°48'21''600
-19°49'19''200	-42°49'22''800
-19°49'40''800	-42°49'22''800
-19°49'40''800	-42°50'02''400
-19°49'01''200	-42°50'02''400
-19°49'01''200	-42°50'27''600
-19°46'15''600	-42°50'27''600
-19°46'15''600	-42°49'22''800

Map

TOPOGRAPHIC MAP DETAILS
FIGUEIREDO STREAM
1:25,000
N
W
E
S
Legend
"Ribeirão Figueiredo" (Figueiredo Stream)
Internal Access Road
LMG 320 Highway
LMG 820 Highway
Mineral Right 831.942/2016
LMG 320
CITY OF DIONÍSIO
LMG 820
MAP OF BRAZIL
1:5,000,000
MAP OF THE STATE OF MINAS GERAIS
Belo Horizonte
0
250,000
500,000
1,000,000
Meters
0
1,000
2,000
4,000
6,000
Meters

Map II.3 – Mineral Right DNPM 831.942/2016; drawn on 11/02/2016 by W. Oliveira.

Other Information

DNPM 831.942/2016 is located within the well-known area in the state of Minas Gerais in Brazil called the "Iron Quandrangle". This region, known for both iron and gold mining, has excellent logistics and is also close to the state's capital, Belo Horizonte. The closest larger city to this new claim is Itabira.

Geological formations in the Iron Quadrangle are rich and highly complex; gold mines usually begin as open-sky alluvial operations and later advance underground following primary gold deposits. Several companies have operated gold mines within the Iron Quandrangle, notably AngloGold Ashanti and Jaguar Mining. Although a hired expert indicated potential in this claim, confirmatory geological research has not been performed as of yet.

Exploration Program

We have not drafted an Exploration Plan for DNPM 831.942/2016 but plan on doing so after a visit by geologist J. Francescatto in December 2016.

Industry Guide 7 Compliance

We note that that as of now this property is without known reserves, according to such the definition under the SEC's Industry Guide 7. In further compliance with Industry Guide 7, we state that any proposed program for this area will be exploratory in nature.

II.4) DNPM 880.133/2016

General

On August 11, 2016, we received from DNPM the mineral right designated by the number 880.133/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property. Please see item IV.1 for details regarding the RP stage.

Location

DNPM 880.133/2016 is located in the municipality of Apuí, state of Amazonas, in Brazil.

Size

DNPM 880.133/2016 has a surface area of 9,325.31 hectares (approximately 23,043 acres).

Coordinates

The coordinates of DNPM 880.133/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-07°03'21''278	-60°05'58''879
-07°08'14''679	-60°05'58''879
-07°08'14''679	-60°11'36''022
-07°03'18''797	-60°11'36''022
-07°03'18''797	-60°11'34''391
-07°03'21''278	-60°11'34''391
-07°03'21''278	-60°05'58''879

Map

TOPOGRAPHIC MAP DETAILS
POMBAS RIVER
JUMA RIVER
N
W
E
S
Legend
"Rio Pombas" (Pombas River)
"Rio Juma" (Juma River)
Mineral Right 880.133/2016
Silva e Oliveira
MAP OF BRAZIL
MAP OF THE STATE OF AMAZONAS
Manaus

Map II.4 – Mineral Right DNPM 880.133/2016; drawn on 11/02/2016 by W. Oliveira.

II.5) DNPM 880.134/2016

General

On August 11, 2016, we received from DNPM the mineral right designated by the number 880.134/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property. Please see item IV.1 for details regarding the RP stage.

Location

DNPM 880.134/2016 is located in the municipality of Apuí, state of Amazonas, in Brazil.

Size

DNPM 880.134/2016 has a surface area of 9,391.67 hectares (approximately 23,207 acres).

Coordinates

The coordinates of DNPM 880.134/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-07°03'21''278	-60°05'58''879
-07°03'21''278	-60°11'34''391
-07°03'18''797	-60°11'34''391
-07°03'10''357	-60°11'34''391
-07°03'10''357	-60°11'33''931
-06°58'25''526	-60°11'33''931
-06°58'25''526	-60°05'57''149
-07°03'21''278	-60°05'57''149
-07°03'21''278	-60°05'58''879

Map

TOPOGRAPHIC MAP DETAILS
1:50.000
N
W
E
S
Legend
"Rio Pombas" (Pombas River)
"Rio Juma" (Juma River)
Mineral Right 880.134/2016
Silva e Oliveira
POMBAS RIVER
JUMA RIVER
MAP OF BRAZIL
MAP OF THE STATE OF AMAZONAS
Manaus

Map II.5 – Mineral Right DNPM 880.134/2016; drawn on 11/02/2016 by W. Oliveira.

II.6) DNPM 880.135/2016

General

On August 11, 2016, we received from DNPM the mineral right designated by the number 880.135/2016 in DNPM's database. Its current status level within DNPM is that of "Requerimento de Resquisa" ("RP"), the initial stage for a mineral property. Please see item IV.1 for details regarding the RP stage.

Location

DNPM 880.135/2016 is located in the municipality of Apuí, state of Amazonas, in Brazil.

Size

DNPM 880.135/2016 has a surface area of 9,340.04 hectares (approximately 23,080 acres).

Coordinates

The coordinates of DNPM 880.135/2016 are as follows (using SIRGAS2000):

Latitude	Longitude
-07°03'07''637	-60°16'56''443
-07°03'10''357	-60°16'56''443
-07°03'10''357	-60°11'36''021
-07°03'18''797	-60°11'36''021
-07°08'14''679	-60°11'36''021
-07°08'17''489	-60°11'36''021
-07°08'17''489	-60°16'58''594
-07°03'07''637	-60°16'58''594
-07°03'07''637	-60°16'56''443

Map

TOPOGRAPHIC MAP DETAILS
N
W
E
S
Legend
"Rio Pombas" (Pombas River)
Mineral Right 880.135/2016
Silva e Oliveira
POMBAS
RIVER
MAP OF BRAZIL
1:7.500.000
MAP OF THE STATE OF AMAZONAS
Manaus
Meters

Map II.6 – Mineral Right DNPM 880.135/2016; drawn on 11/02/2016 by W. Oliveira.

Other Information (applicable to items II.4, II.5, and II.6)

It is known and widely reported in local media the presence of illegal prospector sites in the Apuí region, which tends to indicate the presence of gold able to be extracted with rudimentary equipment.

In general, the Amazon region of Brazil, where our areas are located, is considered a potential new gold frontier, among specialists. It has been reported that primary deposits in this region may potentially reach 1 million ounces of gold or more. Secondary deposits in the region could range from 10,000 to 100,000 ounces of gold, being in alluvium, paleoplacers and weathered rocks.

Large gold areas in the Amazon region of Brazil, with research and exploration to verify it, have fetched prices varying between $15 million to $110 million, in reported transactions of stock exchange listed companies.

Currently, approximately 40% of our three areas are inside the Aripuanã National Forest, an environmental conservation unit which allows mining, under a special licensing regulation.

There are a few access roads to the areas, usually rough cuts on the forest for farming purposes. Thus, mineral research and eventual operations will require investment in housing, dining halls, sheds for equipment and samples, offices, electricity, septic tank, water catchment and telecommunications. There is presently no access and therefore this will require opening up new access. Because of their wide availability, most construction would use locally cut woods. Diesel generators would provide electricity and a satellite antenna would provide internet and telephone.

Exploration Program

We have not drafted an Exploration Plan for any of DNPM 880.133/2016, DNPM 880.134/2016, or DNPM 880.135/2016. Given the remoteness of these areas, and the fact that we consider the previous three proprieties as priority, we do not have a set date as to when an exploration program will be drafted.

Industry Guide 7 Compliance

We note that that as of now these properties (DNPM 880.133/2016, DNPM 880.134/2016, or DNPM 880.135/2016) are each or together without known reserves, according to such the definition under the SEC's Industry Guide 7. In further compliance with Industry Guide 7, we state that any proposed program for these areas will be exploratory in nature.

Surface Disturbances And Contamination Issues for Our Properties

Our geologist J. Francescatto has visually inspected our mineral right DNPM 831.883/2016 and has not identified any surface disturbance or contamination issue. We have yet to visually inspect our other mineral properties but based on satellite images and information from local residents none of these issues will apply. We will have confirmation upon future inspection. The Company will not be liable for any such issues if it informs the mining department and environmental regulator, as the case may be, promptly since these areas were newly awarded to the Company, and the Company will not be liable for prior degradation or contamination if it reports to the appropriate authorities.

III. Other Considerations About Our Business

III.1) Competition

Jupiter Gold does not face competitive threats that it can identify at the moment. The ability to grow its revenues by placement of more GRUs and the ability to explore and develop its mineral rights for gold do not depend on beating any direct competition.

III.2) Employees

Jupiter Gold has three employees: a Chief Executive Officer (who is also its Chief Financial Officer), a Vice President, and a Secretary. Other workers and staff members are allocated on a part-time basis under the Service Agreement, as discussed in the subsection entitled "Our History."

III.3) Technology

Our initial GRU was designed by consultants working on our behalf and contains significant proprietary know-how. Even though the unit was built at a metalworking facility, we provided the specifications and design. We are considering options for intellectual property protection, as we believe that some aspects of our design could be unique; however, we have not performed any research to date to validate such assumptions.

We intend to aggressively pursue improvements in the technology of alluvial gold extraction using centrifugation as applied to the type of material seen in our Brazilian properties and those with which we have agreements for placement of our GRUs. To this extent, we intend to be known as a technology-driven company in lowering costs and increasing yields of gold retrieval with our designed plants.

We do not know of another competitor in Brazil with the same business model or approach.

III.4) Seasonality

For our initial GRU placement, in the Jequitinhonha Valley in the state of Minas Gerais in Brazil, the rainy season is from December through April. During these months, we expect lower revenues because of logistical difficulties presented by the rain.

IV. Regulatory Information

IV.1) Summary of Mining Regulation in Brazil

Mining regulation is administered and enforced by the Departamento Nacional de Produção Mineral ("DNPM"), the Brazilian national mining department. This is a federal-level regulatory entity, which has offices and local superintendents in every one of the Brazilian states. DNPM is part of the "Ministério de Minas e Energia", the Federal Secretariat of Mines and Energy.

DNPM maintains a database ("Cadastro Mineiro") of all areas which have permission to be explored. Stages for each claim from lowest to highest rights are:

"Requerimento de Pesquisa" ("RP")

RP is the entry level stage for a mineral property in the mining department. The RP is granted by the mining department upon review of specific documentation, including a draft plan of research for the area, and payment of a fee. Sometime after awarding the RP with respect to an area, the mining department publishes in the official gazette of the government named "Diário Oficial da União" ("DOU") a decree, called "Alvará de Pesquisa" ("AP") at which point the owner of the RP can formally begin the research in the area. After publication of the AP in the DOU, the owner of the area has up to three years in which to complete mineral research and submit the findings to the DNPM in a so-called "Relatório Final de Pesquisa" ("RFP"), a final research report. If three years is not enough time, for any reason, the owner of the area can submit a "Relatório Parcial de Pesquisa" ("RPP"), a partial research report. Upon evaluation of a RPP, the DNPM may then grant an extension of one to three additional years, although no assurances exist. DNPM may or may not approve a RFP; if not approved, the title of mineral right area reverts to the government of Brazil; if approved, the owner can continue to the level of "Requerimento de Lavra."

"Requerimento de Lavra" ("RL")

·RL is the stage in the title of a mineral right in Brazil prior to mining concession. In this stage the title holder prepares and submits evidence that the deposit to be mined is economically viable, and obtains a preliminary environmental license, which depends on the type and size of mining facility planned. The mining department usually allows several years from such studies to be completed at its discretion.

"Concessão de Lavra" ("CL")

CL is the highest level of mineral right title achievable in Brazil. It permits its owner to mine and sell the output produced in perpetuity, under current law, for as long as the mining code and environmental regulations are followed. To acquire this title, the owner of the property must have demonstrated that the deposit is economically viable and obtained an environmental license to mine.  The award of a CL is published in the DOU.

IV.2) Summary of Environmental Regulation in Brazil

Compliance with environmental laws in Brazil is overseen by state-level government agencies. For instance, in the state of Minas Gerais, the duties of the environmental licensing are exercised by Conselho Estadual de Política Ambiental ("COPAM", State Environmental Policy Council) of the Secretaria do Meio Ambiente ("SEMAD", Environmental Secretariat).

Each region of the state of Minas Gerais has an office of the Superintendência Regional de Meio Ambiente e Desenvolvimento Sustentável ("SUPRAM", Environment and Sustainable Development Regional District). SUPRAM, following guidelines from SEMAD, coordinates the implementation of activities related to environmental compliance of mining projects. A project that is compliance receives a Licença de Operação (Operational License).

IV.3) Material Impact of Government Regulation

We estimate that compliance with all of the mining and environmental regulations will demand several hours per month from our technical team, particularly from T. Saraiva and W. Silva. These individuals will prepare filings and reports, and answer any questions that may be posed. We expect the cost of observance of common and expected government regulations to equate to one-half of a full-time employee per month and to cost the Company between $5,000 to $10,000 within the next 12 months.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning the persons who will be our directors and executive officers as of the date of the completion of the Offering. We anticipate appointing additional directors over time who are not employees of Jupiter Gold, as well as additional officers.

Name	Age	Position

Marc Fogassa	49	Director, Chairman, Chief Executive Officer, Chief Financial Officer and Prinpal Accounting Officer

Paul Durand	75	Director and Secretary

Christopher Westdal	69	Director and Vice-President

Executive officers are appointed by and serve at the pleasure of our Board of Directors. A biography of each director and officer follows.

Marc Fogassa, age 49, a resident of the U.S., has been a director and our Chairman and Chief Executive Officer since July 2016. He has over 18 years of investment experience in venture capital, and private and public equity investing, and has served on boards of directors of multiple private companies. Mr. Fogassa has worked at Goldman Sachs & Co. (1997), Atlas Venture (1998-2000), and Axiom Ventures (2000-2005). He also worked as investment manager with Hedgefort Capital Management LLC from May 2005 to June 2012, and as an investment banker from November 2011 to January 2014 with Hunter Wise Financial Group, LLC. He has been Chairman and CEO of Brazil Minerals, Inc. since December 2012 and Brazil Mining, Inc. since March 2012. Mr. Fogassa has been invited numerous times to speak about investment issues, particularly as related to Brazil. Mr. Fogassa double majored at the Massachusetts Institute of Technology (M.I.T.), graduating with two Bachelor of Science degrees in 1990. He later graduated from the Harvard Medical School with a Doctor of Medicine degree in 1995, and also from the Harvard Business School with a Master in Business Administration degree in 1999. Mr. Fogassa was born in Brazil and is fluent in Portuguese and English.

Ambassador Paul Durand, age 75, a resident of Canada, has been a director since July 2016. He has been a director of Brazil Minerals, Inc. since 2012, and was a director in Brazil Mining, Inc. from 2012 through 2014. He has had extensive other experience in Latin America. From August 2001 to August 2006, Ambassador Durand was Canada's Ambassador to the OAS. From August 2000 to July 2001 he was Canada's Ambassador to Chile, and from August 1992 to August 1995 he was Canada's Ambassador to Costa Rica, with concurrent accreditation to Honduras, Nicaragua, and Panama. For the past five years, Ambassador Durand has also personally provided consulting services to several businesses and organizations, including the University of Ottawa advising the executive student class on political and economic conditions in Brazil and Chile; the OAS on elections and a referendum in Chile; and Infinito Gold Inc. on negotiations with the government of Costa Rica regarding the development of a gold mine. He has a Bachelor of Arts degree in Political Economy from the University of Toronto, and has pursued further studies in International Relations and Economics at Northwestern University in Chicago and Carleton University in Ottawa. Ambassador Durand joined the Canadian government after working in international banking in Latin America (Colombia, El Salvador), the Caribbean (Bahamas) and the U.S.

Ambassador Christopher Westdal, age 69, a resident of Canada, has been a director since September 2016. He has been a director for Silver Bear Resources, Inc., a Canadian mining company, since October of 2007, and was appointed non-executive Chairman in January of 2016. Ambassador Westdal is former Canadian diplomat with 40 years of international experience. He was Ambassador to Russia (2003 to 2006), the United Nations in Geneva (1999 to 2003), Ukraine (1996 to 1998), South Africa (1991 to 1993) and Bangladesh and Burma (1982 to 1985). Prior assignments abroad included India and Nepal (from 1973 to 1975, responsible for Canadian International Development Agency programming) and Tanzania (from 1970 to 1973, as a member of a University of Toronto economic advisory team). In Ottawa, he was Director General of the Foreign Ministry's International Organizations Bureau from 1987 to 1991, and Assistant Secretary at the Privy Council Office to the Cabinet Committee on Foreign Policy and Defense (1976 to 1978 and 1985 to 1987). Ambassador Westdal holds a Bachelor of Arts degree from St. Johns College and a Master of Business Administration degree from the University of Manitoba.

Information Regarding the Board of Directors

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan, or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past ten years:

•	had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently, or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, futures, commodities, or banking activities; or

•	been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated

We do not have standing audit, nominating, or compensation committees. Currently, our entire Board of Directors is responsible for the functions that would otherwise be handled by these committees.

Officer and Director Compensation

The Company has adopted an incentive plan (the "2016 Incentive Plan") to compensate employees, directors, and consultants, and allow it to acquire and retain human talent. The 2016 Incentive Plan has been filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus comprises a part.

Marc Fogassa, our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer has entered into a six-month employment agreement with us commencing September 1, 2016. Under the agreement, Mr. Fogassa shall receive no cash compensation, and is remunerated monthly with five-year options to purchase 25,000 shares of our common stock at $1.00 per share, for a total of 150,000 shares of our common stock for the length of the agreement. Under the agreement, Mr. Fogassa received five-year options to purchase 100,000 shares of our common stock at $1.25 per share when a draft of the Registration Statement on  F-1 of which this prospectus comprises a part was filed with the Commission on September 30, 2016. Additionally, he received options to purchase 250,000 shares of our common stock at $1.25 per share when the Registration Statement on Form F-1 of which this prospectus comprises a part became effective. Mr. Fogassa has also entered into a director and chairmanship agreement with us commencing September 1, 2016. Under the agreement, he receives no cash compensation and is remunerated monthly with options to purchase 5,000 shares of our common stock at the fair market value per share. The employment and director and chairmanship agreements have been filed as exhibits to the Registration Statement on Form F-1 of which this prospectus comprises a part.

Ambassador Paul Durand, our Secretary, has entered into a director agreement with us commencing September 1, 2016. Under such agreement, Ambassador Durand shall receive no cash compensation, and is remunerated monthly with options to purchase 2,500 shares of our common stock at the fair market value per share. Under the agreement, Ambassador Durand received five-year options to purchase 20,000 shares of our common stock at $1.25 per share when the draft of the Registration Statement on Form F-1 of which this prospectus comprises a part was filed with the Commission on September 30, 2016. Additionally, he received options to purchase 50,000 shares of our common stock at $1.25 per share when the Registration Statement on Form F-1 of which this prospectus comprises a part became effective. The agreement has been filed as an exhibit to such registration statement.

Ambassador Christopher Westdal, our Vice President, has entered into a director agreement with us commencing September 1, 2016. Under such agreement, Ambassador Westdal shall receive no cash compensation, and is remunerated monthly with options to purchase 2,500 shares of our common stock at the fair market value per share. He will also receive options to purchase 50,000 shares of our common stock at $1.25 per share when the Registration Statement on Form F-1 of which this prospectus comprises a part became effective. The agreement has been filed as an exhibit to such registration statement.

Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of the Board of Directors or committees of the Board of Directors.

CONSULTANTS

The Company has engaged the following consultants to help with oversight or its GRU business as well as for visitation and preparation of exploration programs for its properties:

Geologists

Rodrigo Brito Mello ("R. Mello")

Mr. Mello is a geologist with over 30 years of experience in the mineral industry, working in exploration, resource and reserve evaluation, mine planning and project development. He is fluent in English, Spanish and Portuguese (native). He worked on mineral resources evaluation for gold in the following large projects and companies operating in Brazil: Jacobina, São Francisco e Ernesto (Brazil), from Yamana Gold; Volta Grande, from Forbes & Manhattan; Riacho dos Machados, from Carpathian Gold; Palito, from Serabi Plc; Tocantinzinho, from Brazauro. He has also worked on mineral resources evaluations for projects in Argentina, Chile, Colombia, Mexico, and Peru, some of them belonging to Cour D'Alene and Goldcorp.

He was the Corporate Development Director for MPBA (a subsidiary of Goldcorp) in Brazil, where he managed an annual budget up to US$ 4 million, and was responsible for a drilling program totaling 28.3 km, which allowed the detailing of the mining plan and the discovery of two new gold deposits near the mine. Prior to that he was a consulting geologist for Anglogold South America, Brazil, and its Qualified Person for all of its mines and projects.

Mr. Mello has been the Qualified Person producing in English over 17 NI 43-101 and/or JORC reports.

Mr. Mello has a degree in Geology from the Geosciences School of the University Federal of Minas Gerais (Brazil). He has achieved post-graduated training in Computing Techniques at the Catholic University of Goias (Brazil), and in Mineral Economics at the University of Witwatersrand (South Africa). He lives in Belo Horizonte, capital of the state of Minas Gerais, in Brazil.

José Alencar Francescatto ("J. Francescatto")

Mr. Francescatto is a geologist with over 36 years of experience as a geologist in Brazil. He has extensive experience with alluvial diamonds and gold in the areas where BMIX operates. Additionally, he has expertise with projects in primary gold, phosphate, sand, and other minerals. In particular, Mr. Francescatto was Chief of the Department of Geology for Mineração Tejucana S/A, the predecessor to RST Recursos Minerais Ltda, now a subsidiary of Brazil Minerals. He graduated from Vale do Rio dos Sinos University (Brazil) with a degree in Geology. He lives outside of Belo Horizonte, Brazil. Mr. Francescatto performs consulting services to Brazil Minerals on a periodic basis.

Mining Engineer

Thiago Saraiva ("T. Saraiva")

Mr. Saraiva is a mining engineer who previously worked at Brazil's mining department in its Belo Horizonte office. He has been a consulting over a variety of projects and is currently formally retained by Brazil Minerals as its technical representative with regards to any mining performed by MDB and RST. Mr. Saraiva graduated with a degree in Mining Engineering from the Federal University of Minas Gerais (Brazil). He has obtained master-level training at École des Mines D'Albi (France). He lives in Belo Horizonte, Brazil.

Environmental Technician
Willian Oliveira ("W. Oliveira")

Mr. Oliveira is an environmental technician who has concluded a wide variety of regulatory studies for mining companies and other owners of mineral rights in Brazil. He is also proficient as support person to our geologists and mining engineer. He lives in Patos de Minas, Brazil. Mr. Oliveira performs consulting services to Brazil Minerals on a periodic basis.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 30, 2016 regarding the beneficial ownership of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group. The number and percentage of our shares of common stock beneficially owned by each person is based on 4,000,000 shares of our common stock outstanding as of November 30, 2016 and the number of shares owned by such person determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose.

Except for Brazil Minerals (whose mailing address is 1443 East Washington Boulevard, Pasadena, California 91104) or as otherwise noted below, each of the following individual's address of record is c/o the Company at Rua Vereador João Alves Praes nº 95-A,  Olhos D'Água, MG 39398-000, Brazil. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are exercisable or convertible within 60 days are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other shareholder.

Name and Address of Shareholder	Number of Common Shares Beneficially Owned			Percentage of Common Shares Beneficially Owned	Voting Percentage (5)
Brazil Minerals, Inc.	2,362,789			59.07%	28.94%
Michael S. Nazari	278,916	(1)		6.97%	3.42%
Benjamin Khowong	267,500			6.69%	3.28%
Marc Fogassa	3,072,585	(2)		72.30%	86.43%
Paul Durand	32,500	(3)		* %	*%
Christopher Westdal	12,500	(4)		* %	*%
All directors and executive officers (3 persons)	3,117,585	(2	)(3)(4)	72.50%	86.53%

*Less than 1%

(1)
Mr. Nazari is the trustee of both The Nazari/Singley Family Trust U/T/A Dated May 23, 1995 (which owns of record 172,583 shares) and The Nazari & Associates International Group, Inc. Defined Benefit Plan (which owns of record 106,333 shares) and may be deemed to be the beneficial owner of all of such shares.

(2)
Includes 459,796 shares of our common stock owned by Mr. Fogassa. Also includes 150,000 shares of common stock issuable upon exercise of currently exercisable five-year options to purchase such shares at an exercise price of $1.00 per share.  Also includes 100,000 shares of common stock issuable upon exercise of currently exercisable five-year options to purchase such shares at an exercise price of $1.25 per share. Also includes all 2,362,789 shares of common stock owned by Brazil Minerals, Inc., of which company Mr. Fogassa is the Chief Executive Officer and Chairman and is deemed to have voting control. Mr, Fogassa also owns the only outstanding share of Series A Convertible Preferred Stock of the Company ("Series A Stock"). The Certificate of Designations, Preferences and Rights of our Series A Stock provides that for so long as Series A Stock is issued and outstanding, the holders of Series A Stock shall vote together as a single class with the holders of our Common Stock, with the holders of Series A Stock being entitled to 51% of the total votes on all matters regardless of the actual number of shares of Series A Stock then outstanding, and the holders of Common Stock being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power. Therefore, so long as he holds the only outstanding shares of Series A Stock, Mr. Fogassa is deemed to have voting control on all matters requiring a stockholder vote.

(3)
Includes 20,000 shares of common stock issuable to Ambassador Durand upon exercise of currently exercisable five-year options to purchase such shares at an exercise price of $1.25 per share. Also includes 12,500 shares of common stock issuable to Ambassador Durand upon exercise of currently exercisable five-year options to purchase such shares at an exercise price of $1.00 per share.

(4)	Includes 12,500 shares of common stock issuable to Ambassador Westdal upon exercise of currently exercisable five-year options to purchase such shares at an exercise price of $1.00 per share.

(5)
The Voting Percentage column states the voting power of the common stock beneficially owned by the shareholder assuming that 100% of the holders of both the common and preferred stock  vote together. See footnote (2) above for information concerning the holder and voting power of our outstanding preferred stock.

PLAN OF DISTRIBUTION
Shares Offered by the Company

This is a self-underwritten offering. This prospectus is part of a prospectus that permits the Company's officers and directors to sell the Shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any Shares they may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. The only officer or director of the Company who will offer Shares for sale is Marc Fogassa, our President and Chairman of the Board of the Company. Mr. Fogassa will sell the Shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on the Company's behalf, he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Company's officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer, may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

The Company's officers, directors, control persons and affiliates do not intend to purchase any Shares in this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 27, 2016, Jupiter Gold signed four agreements with Brazil Minerals: the Stock Agreement, the GRU Agreement, the Service Agreement and the Registration Rights Agreement. These agreements are summarized below and have been filed as exhibits to the Registration Statement on Form F-1 of which this prospectus comprises a part.

Stock Agreement

The Stock Agreement provided for Jupiter Gold to acquire from Brazil Minerals 99.99% of Mineração Jupiter Ltda. ("MJL"), a Brazilian company. Prior to this acquisition, MJL held title to two minerals rights for manganese. These two manganese mineral rights will be transferred out of MJL into a company to be designated by Brazil Minerals. In exchange for this 99.99% stake in MJL and the receipt of $4,000 from Brazil Minerals, Jupiter Gold transferred 4 million of its common shares to Brazil Minerals, and entered into the registration rights agreement with Brazil Minerals for such shares discussed below. Additionally, Jupiter Gold agreed in the Stock Agreement that any mineral project in which MJL is involved with, and that accrues any revenues or dividends (in cash, stock, or otherwise), shall be subject to a ten percent (10%) annual royalty stream ("Royalty Stream") due to Brazil Minerals. The Royalty Stream will be calculated on the amounts actually received by MJL and/or Jupiter Gold, and shall be paid within thirty (30) days of any such receipt.

GRU Agreement

The GRU Agreement provides that Jupiter Gold has the right to place its gold retrieval units (each a "GRU" and collectively "GRUs") in mineral rights areas for gold in Brazil owned by Brazil Minerals (the "Gold Rights"). Pursuant to the GRU Agreement, Brazil Minerals shall periodically present to Jupiter Gold a list of its available Gold Rights which meet the necessary Brazilian mining and environmental regulations for mining of gold, and for which Brazil Minerals has the necessary operational infrastructure (the "Permissible Gold Rights"). Jupiter Gold shall periodically choose from the Permissible Gold Rights, the one or more areas in which to place one or more GRUs.

Pursuant to the GRU Agreement, Jupiter Gold may periodically request that one or more GRUs be moved from a Permissible Gold Right to another. Brazil Minerals shall use its best efforts to comply with each such request within 30 days thereafter.  Brazil Minerals will solely operate all of the GRUs placed with Brazil Minerals, and will use its best efforts so as to not cause any damage to such GRUs, except for normal wear and tear. All revenues derived from the sale of gold obtained by the operation of GRUs shall be promptly split 50% to Jupiter Gold and 50% to Brazil Minerals. The GRU Agreement may be terminated by either Jupiter Gold upon 30 (thirty) days' advance written notice, or by Brazil Minerals effective immediately upon written notice if and when Brazil Minerals does not control any Permissible Gold Rights.

Service Agreement

Pursuant to the Service Agreement, Jupiter Gold has the ability to use offices and local personnel affiliated with Brazil Minerals, in exchange for a $2,500 monthly fee and reimbursement of other reasonable expenses. The purpose of the agreement is to allow Jupiter Gold to operate in Brazil while it does not develop any significant infrastructure of its own.

Jupiter Gold may terminate this Service Agreement at any time upon 90 (ninety) days' advance notice to Brazil Minerals, or may terminate for cause (which for the purposes of the Service Agreement means the breach of this Service Agreement by Brazil Minerals, or the gross negligence or malfeasance of Brazil Minerals in the performance of the Service Agreement), at any time without the need for advance notice. Brazil Minerals may terminate the Service Agreement at any time upon 90 (ninety) days' advance notice to Jupiter Gold, or may terminate for lack of any or full payment without the need for advance notice if such non-payment is not cured within 30 days.

Registration Rights Agreement

The Registration Rights Agreement provides that whenever Jupiter Gold proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act") and the registration form to be used may be used for the registration and contemplated disposition of Registrable Securities (a "Piggyback Registration"), Jupiter Gold will give prompt written notice to Brazil Minerals of its intention to effect such a registration so that such notice is received by Brazil Minerals at least twenty (20) days before the anticipated filing date.  Jupiter Gold will include in such registration all Registrable Securities with respect to which Jupiter Gold has received a written request for inclusion therein subject to any limitations on the number of shares that may be registered for resale that may be imposed by law, including positions of the staff of the Commission. In connection with each Piggyback Registration, all of the expenses incurred in compliance with the aforesaid, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Jupiter Gold and blue sky fees and expenses will be paid by Jupiter Gold and Brazil Minerals shall pay all of the underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Brazil Minerals attributable to the sale of its securities pursuant to the Piggyback Registration.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue a maximum of 50 million shares of capital stock, divided into 40 million shares of common stock and 10 million of preferred stock. The rights, preferences and restrictions attaching to each class of our capital stock are as follows:

Common Stock

We are authorized to issue 40 million shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held of record on all matters to be acted upon by the stockholders. Holders of our common stock possess the right to an equal share in any dividend paid by us to the class of common stock. Upon liquidation, each holder of common stock is given the right to an equal share in the distribution of our surplus assets subject to the liquidation preference for shares of our preferred stock, if any.

Preferred Stock

We are authorized to issue 10 million shares of preferred stock, par value $0.001 per share, in one or more series. Each holder of shares of a series of preferred stock shall be entitled to such preferences and rights and be subject to such limitations as our Board of Directors shall determine.

As of November 30, 2016, one share of our Series A Convertible Preferred Stock ("Series A Stock") was issued, outstanding and held by Marc Fogassa, our Chairman and Chief Executive Officer. The Certificate of Designations, Preferences and Rights of our Series A Stock provides that for so long as Series A Stock is issued and outstanding, the holders of Series A Stock shall vote together as a single class with the holders of our common stock, with the holders of Series A Stock being entitled to 51% of the total votes on all matters regardless of the actual number of shares of Series A Stock then outstanding, and the holders of common stock being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

Our Articles of Incorporation and By-laws have no provisions for surrender or sinking funds and for discriminating against any existing or prospective holder of securities as a result of such stockholder owning a substantial number of shares.

OTHER CONSIDERATIONS

Exchange Controls

Brazilian Laws n. 4.131, of September 03, 1962, and n. 11.371, of November 28, 2006, as amended, regulate foreign investments in Brazil, requiring that foreign investments in Brazil be registered with the Brazilian Central Bank to enable foreign remittance of profits and/or interest on equity, and repatriation of foreign capital invested in Brazil.

The Brazilian legislation allows the investment in the capital market by individuals or legal entities, by means of the acquisition of shares and other securities. These investments, designated "portfolio investments", when performed by non-residents, are subject to registration with the Brazilian Central Bank and Brazilian Securities Commissions ("CVM"), and according to the Resolution n. 4.373, of September 29, 2014 of the Brazil Monetary Council ("CMN") can be made through Depositary Receipts, with the investor represented by institution authorized to work by the Brazil Central Bank.

The non-resident investors must indicate one or more attorneys-in-fact in Brazil, which should be institution authorized to work by the Central Bank and will be responsible mainly for the provision of information and for the registrations with the Brazilian Central Bank and the CVM. The registration of the portfolio investments with the Brazilian Central Bank's electronic system constitutes an obligatory requirement for remittances abroad as distribution of profits and/or interest on equity, and repatriation of the capital invested. Such remittances may be made by means of a foreign exchange contract between the Brazilian company remitting the funds and a Brazilian commercial bank duly authorized to operate in the foreign exchange market (Depositary Receipts). Such foreign exchange contract reflects the exchange of Brazilian currency into foreign currency, at the rate agreed with the Brazilian commercial bank.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil's balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. There can be no assurance that the federal government will not impose similar restrictions on foreign repatriations in the future.

The likelihood of the imposition of such restrictions by the Brazilian government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of sufficient foreign currency on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy towards the International Monetary Fund and political constraints to which Brazil may be subject.

See "Risk Factors—Risks of the Brazilian Economy."

Certain Brazil Taxation Considerations

The following is a summary of tax issues that affect foreign investment in Brazil businesses and is based on the Brazilian tax regulations as presently in effect and does not take into account possible future changes in such tax laws.

General Comments

Brazilian companies are taxed in Brazil on the basis of their worldwide income (which includes earnings of Brazilian companies' foreign subsidiaries, branches and affiliates). In general terms, branches and representative offices of foreign companies in Brazil are taxed as Brazilian legal entities with respect to the business carried out in Brazil.

The earnings of non-Brazilian residents in general are taxed in Brazil only when derived from Brazilian sources. Exception is made to capital gains earned by foreign residents with respect to assets located in Brazil. In such case, the legislation in force in being interpreted in the sense that the Brazilian withholding income tax -WHT shall apply regardless of whether the payment is made from a Brazilian source or not. In such case, the responsibility for collecting the WHT is assigned to buyer's attorney in fact.

Payment of Dividends and Interest on Equity/ Repatriation of Investments

Dividends distributed by Brazilian companies to resident or non-resident shareholders or partners, based on profits earned as from January 1, 1996, are exempt from Brazilian withholding income tax. Profits and dividends realized prior to January 1, 1996 are still subject to income tax at the rates prevailing within the year the profits are generated. Prior to 1996, dividends and profits distributed were subject to a fifteen percent (15%) withholding income tax (IRRF), withheld by the company, except for distribution to residents of Japan, in which a Brazilian tax treaty provides for a 12.5 % rate.

Alternatively to the distribution of dividends, Brazilian companies may remunerate its equity holders through the payment of interest on equity, provided that the company has retained or current-year earnings. The total amount of interest on equity that can be paid or credited are subject to limits provided in Brazilian tax law. The Brazilian companies may deduct the interest on equity paid or credited as operational expenses for the purposes of corporate income taxes. A fifteen percent (15%) withholding income tax is levied on the amount of interest on equity paid, accrued to the equity holders, or capitalized (25% rate for low tax jurisdictions).

When the foreign investor sells shares or quotas in the Brazilian venture or when the Brazilian company reduces its capital or is liquidated, the foreign-registered investment can be repatriated in the relevant foreign currency free of taxes up to the amount of foreign currency registered with the Central Bank. If the foreign investor withdraws from its Brazilian subsidiary by assigning its quotas/shares for an amount exceeding that registered with the Central Bank, the exceeding amount is considered a capital gain and shall be subject to withholding income tax at a 15% rate (25% for low tax jurisdictions). Nevertheless, the exceeding amount may be remitted abroad in case of a local sale. Remittances of sale prices exceeding the net worth value ("valor patrimonial") of the Brazilian company sold must be supported by an appraisal report. There is also a discussion on whether the calculation of the capital gain should be made taking into consideration the basis in foreign currency without monetary correction or in the Brazilian currency acquired by the foreign investor by the time the foreign investment was made, indexed by monetary correction until 1996.

Tax Treaties

There is currently no tax treaty in place between Brazil and the United States nor with the Marshall Islands.

Brazil has entered into numerous tax treaties with other countries, to provide relief from double taxation on international transactions. To date, Brazil has executed treaties with South Africa, Argentina, Austria, Belgium, Canada, Chile, China, South Korea, Denmark, Ecuador, Spain, Philippines, Finland, Netherlands, Hungary, India, Israel, Italy, Japan, Luxemburg, Mexico, Norway, Peru, Portugal, Czech Republic and Slovakia Republic, Sweden, Trinidad and Tobago, Turkey, Ukraine, Venezuela, Paraguay* and Russia* (*Pending publication of the Executive Decree).

Low-Tax Jurisdictions

The Brazilian Federal Revenue Department has listed some locations considered to be low-tax jurisdictions for Brazilian tax purposes. Current regulations list the Cayman Islands. Low-tax jurisdictions are defined for Brazilian tax purposes as jurisdictions that do not tax income or tax it at a maximum rate lower than 20%. Payments of certain types of income to entities in low-tax jurisdictions are subject to a higher withholding tax rate of 25% (15% usually applies), with few exceptions (such as payment of operational lease fees abroad-15% and payment of interest fees related to the financing of Brazilian exports – 0%).  Transactions between a Brazilian resident and a company resident in a low-tax jurisdiction are subject to Brazilian transfer pricing rules, irrespective of whether the two parties qualify as associated companies.

Law n. 11.727/2008, and Normative Ruling (RFB) n. 1.037/2010, issued by the Brazilian tax authorities, expressly lists jurisdictions that are deemed to be low-tax jurisdictions, to wit: Andorra; Anguilla; Antigua and Barbuda; Netherlands Antilles; Aruba; Ascension Islands; Commonwealth of the Bahamas; Bahrain; Barbados; Belize; Bermuda; Brunei; Campione D'Italia; Channel Islands (Alderney, Guernsey, Jersey and Sark); Cayman Islands; Cyprus; Singapore; Cook Islands; Republic of Costa Rica; Djibouti; Dominica; United Arab Emirates; Gibraltar; Granada; Hong Kong; Kiribati; Lebuan; Lebanon; Liberia; Liechtenstein; Macau; Madeira Island; Maldives; Isle of Man; Marshall Islands; Mauritius; Monaco; Montserrat Islands; Nauru; Niue Island; Norfolk Island; Panama; Pitcairn Island; French Polynesia; Queshm Island; American Samoa; Western Samoa; San Marino; St. Helena Islands; Saint Lucia; Federation of Saint Kitts and Nevis; Saint Peter's Island; Saint Vincent and the Grenadines; Seychelles; Solomon Islands; St. Kitts and Nevis; Swaziland; Sultanate of Oman; Tonga; Tristan da Cunha; Turks and Caicos Islands; Vanuatu; US Virgin Islands; British Virgin Islands; Luxembourg (with respect to holding companies existed under Luxembourg Law of July 31,1929); Switzerland (with respect to holding company, domiciliary company, auxiliary company, mixed company e administrative company with taxation inferior to 20%); Uruguay (with respect to companies organized as "Sociedades Financeiras de Inversão (Safis)" up to December 31, 2010); Denmark, and Netherlands (with respect to holding companies that do not realize substantive economic activity); Iceland (with respect to companies organized as International Trading Company (ITC)); United States of America (with respect to companies organized as Limited Liability Company (LLC) with shareholders not resident and exempt of Federal Corporate Income Tax); Spain (with respect to companies organized as Entidad de Tenencia de Valores Extranjeros (E.T.V.Es.); Malta (with respect to companies organized as International Trading Company (ITC) or International Holding Company (IHC)).

Withholding Income Tax on Payments Abroad

In general, payments made to non-residents are subject to withholding income tax in Brazil. As a general rule, interest, fees, commissions and any other income payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil is considered derived from Brazilian sources and is therefore subject to income tax withheld at the source.  Brazilian tax laws expressly authorize the paying source to pay the income or earnings net of taxes and, therefore, to assume the cost of the applicable tax. The WHT should be withheld when the income is paid, credited, used on behalf of or effectively remitted to a non-resident, whichever first occurs. The tax is generally based on gross payments (i.e., without any deductions). The general WHT rate is 15% (25% rate may apply to certain activities such as non-technical services).

Corporate Income Taxes Applicable to Brazilian Companies

Most business entities are required to pay corporate income tax (IRPJ). The IRPJ is computed at fifteen percent (15%) rate on adjusted net income. Annual net income in excess of 240,000 Brazilian Real is also subject to a surtax of ten percent (10%). According to Law No. 9,430, of December 30, 1996, taxpayers may opt to calculate the IRPJ on a quarter or annual basis. If the IRPJ is calculated quarterly, it is also payable on a quarterly basis. Over the quarter net income, a fifteen percent (15%) rate is applied, plus a ten percent (10%) surtax on net income exceeding  60,000 Brazilian Real per quarter. If the IRPJ is calculated annually, taxpayers are required to anticipate monthly payments of IRPJ, calculated over estimated income. For most companies, such monthly estimated income corresponds to eight percent (8%) of the total monthly gross revenues plus capital gains and other revenues and positive results incurred by the company. Such percentage ranges from 8% to 32%, depending on the activity performed by the taxpayer. Over this tax basis, the fifteen percent (15%) rate applies, plus the ten percent (10%) surtax on estimated income exceeding approximately 20,000 Brazilian Real per month. When the annual method of calculation is adopted, with payment of monthly anticipations, at the end of the year, the entities must either pay or request reimbursement for the difference between the amount paid monthly and that calculated on annual income.

Net operating losses ("NOLs") generated in a given period can offset taxable income of the subsequent period, limited to thirty percent (30%) of taxable income (i.e., for each R$ 1.00 of income, R$0.70 must be subject to taxation, regardless of the existing amount of NOL). Tax losses may be carried forward, without statute of limitation.

Another used method of calculating income tax is the presumed method ("apuração de imposto de renda por lucro presumido"). In this case, the income tax is calculated on a quarterly basis and for most activities, the tax basis corresponds to eight percent (8%) of gross revenues. There are other applicable rates to calculate presumed income related to certain specific activities (e.g., thirty-two percent [32%] for most service activities). Over the presumed income, income tax rates of fifteen percent (15%) and ten percent (10%) surtax levied on presumed income exceeding 60,000 Brazilian Real per quarter are applied. If the presumed method of taxation is adopted, the taxpayer is not subject to any adjustment according to annual actual income. Among other requirements for eligibility the Brazilian company's revenues earned in the previous taxable year must not exceed 48,000 Brazilian Real.

In addition to the Corporate Income Tax, Brazilian companies are subject to the Social Contribution on Net Profits ("CSLL"), which is in fact a true corporate income tax surcharge. The CSLL applies at a rate of nine percent (9%). The reason why it is levied separately is that it is specifically allocated to the social security system. Most rules concerning book and presumed profit methods also apply to CSLL (the CSLL basis in the presumed profit method may be different from the one applicable to the Corporate Income Tax).

Other Taxes that Brazilian Companies Are Subject To That May Be Relevant To Foreign Investors

•	Tax on Credit, Exchange, Insurance and Securities Transactions (IOF): the IOF is imposed on foreign currency exchange transactions, among other transactions. Currently, however, a zero rate applies to most cases

•	Other Brazilian taxes: Brazil charge taxes over company's gross turn-over, sale of goods, manufacturing of goods, services, property, transfer of property, transportation, importation, exportation, among other activities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Upon completion of the Offering, there will be up to 5,000,000 shares of our common stock outstanding.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing with the SEC of a notice on the SEC's Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about the Company.

Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of the Company and who has beneficially owned the shares proposed to be sold for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The Board of Directors retains the right to compensate officers, directors, consultants and employees with the issuance of shares pursuant to a Form S-8 to be filed in the future.

The Company has adopted an incentive plan (the "2016 Incentive Plan") to compensate employees, directors, and consultants, and allow it to acquire and retain human talent. The 2016 Incentive Plan has initially reserved 800,000 shares of our common stock for issuance. The 2016 Incentive Plan has been filed as exhibit to the Registration Statement on Form F-1 of which this prospectus comprises a part.

LEGAL MATTERS

Our counsel Escritório Costa Andrade Advogados Associados has passed on the validity of the common stock offered by this prospectus.

EXPERTS

The balance sheet of Jupiter Gold Corporation, as of August 31, 2016, and the statements of operations, stockholders' equity and income, and cash flows from inception through August 31, 2016 appearing in this prospectus and registration statement have been audited by BF Borgers CPA PC, independent registered public accounting firm, member of the Public Company Accounting Oversight Board ("PCAOB"), as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The business address of BF Borgers CPA PC is 5400 West Cedar Avenue, Lakewood, Colorado 80226.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of the Republic of the Marshall Islands. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us within the United States or to enforce judgments obtained in United States courts against us, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance in which a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-732-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

Prior to this offering we were not required to file reports with the SEC. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders. In addition, our officers and directors will be exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability. Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. As a foreign private issuer, we will file annual reports containing our financial statements audited by an independent public accounting firm on Form 20-F with the SEC. We are not required to file quarterly reports containing our unaudited financial data with the SEC. We will also file with the SEC, as required under Form 6-K, copies of each material document that we are required to publish, or have published, under the Republic of the Marshall Islands law, or that we have distributed to our non-U.S. stockholders. You will be able to inspect and copy such periodic reports and other information at the SEC's public reference room and the website of the SEC referred to above.

JUPITER GOLD CORPORATION

FINANCIAL STATEMENTS

FOR THE PERIOD JULY 27, 2016 (INCEPTION) THROUGH AUGUST 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Jupiter Gold Corporation:

We have audited the accompanying consolidated balance sheet of Jupiter Gold Corporation ("the Company") as of August 31, 2016, and the related statement of operations, stockholders' equity (deficit) and cash flows for the period July 27, 2016 (inception) through August 31, 2016. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Jupiter Gold Corporation, as of August 31, 2016, and the results of its operations and its cash flows for the period July 27, 2016 (inception) through August 31, 2016, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

/s/ B F Borgers CPA PC
B F Borgers CPA PC
Lakewood, CO
September 29, 2016

JUPITER GOLD CORPORATION
CONSOLIDATED BALANCE SHEET
AUGUST 31, 2016

August 31, 2016
ASSETS
Current Assets
Cash	$3,086
Related Party Receivable	4,000
Total Current Assets	7,086
Property, Plant and Equipment	7,098
Intangible Assets	2,114
Total Assets	$16,298

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	$10,060
Due to Related Parties	5,024
Total Current Liabilities	15,084
Total Liabilities	15,084

Commitments and Contingencies	–

Stockholders' Deficit
Common stock, par value $0.001, 40,000,000 common shares authorized, 4,000,000 shares issued and outstanding as of August 31, 2016	4,000
Preferred stock, par value $0.001, 10,000,000 preferred shares authorized, 1 share issued and outstanding as of August 31, 2016	–
Additional paid-in capital	3,263
Accumulated other comprehensive income or loss	–
Accumulated deficit	(6,049)
Total Stockholders' (Deficit) Equity	1,214
Total Liabilities and Stockholders' Deficit	$16,298

JUPITER GOLD CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD JULY 27, 2016 (INCEPTION) THROUGH AUGUST 31, 2016

For the period July 27, 2016 (inception) through August 31, 2016

Revenues	$–

Costs of Goods Sold:
Production Expenses	–
Total Cost of Goods Sold	–

Gross Loss	–

Operating Expenses:
Professional Fees	2,283
General and Administrative Expenses	30
Total Operating Expenses	2,313

Loss from Operations	(2,313)

Other Income (Expense)
Related Party Fees	(3,736)

Loss Before Provision for Income Taxes	(6,049)

Provision for Corporate Income Taxes	–

Net Loss	$(6,049)

Net Loss per Share: Basic	$0.00
Net Loss per Share: Diluted	$0.00
Weighted Average Number of Shares Outstanding: Basic	4,000,000
Weighted Average Number of Shares Outstanding: Diluted	4,000,000

JUPITER GOLD CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD JULY 27, 2016 (INCEPTION) THROUGH AUGUST 31, 2016

For the period July 27, 2016 (inception) through August 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6,049)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Change in Assets and Liabilities:
Accounts Payable	198
Due to Related Parties	5,851
Net cash used in Operating Activities	–

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Used in Investing Activities	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Cash Provided by Financing Activities	–

Net Increase (Decrease) in Cash and Cash Equivalents	–

Cash and Cash Equivalents, beginning of period	$3,086

Cash and Cash equivalents, end of period	$3,086

Supplemental Cash Flow Information
Debt Related to the Construction of Gold-Recovery Plant	$7,098

JUPITER GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business
Jupiter Gold Corporation ("Jupiter Gold", or the "Company") was incorporated under the laws of the Republic of the Marshall Islands on July 27, 2016.  The Company, through a wholly-owned subsidiary, Mineração Jupiter Ltda. ("MJL"), is building a portable gold recovery plant to recover gold from certain mining areas in Brazil owned by Brazil Minerals, Inc. ("Brazil Minerals"), Jupiter Gold's parent company. Jupiter Gold also owns eight mineral rights for gold in Brazil, all in the early greenfield stage; it has not performed any geological studies to date in the mineral rights it owns.

Principles of Consolidation
The consolidated financial statements include the accounts of Jupiter Gold and its 99.99% owned subsidiary, MJL.

MJL was incorporated on January 6, 2015 in Brazil. On July 27, 2016, Brazil Minerals exchanged its 99.99% ownership in MJL for 4,000,000 newly issued shares of Jupiter Gold's common stock. The remaining 0.01% in MJL is to account for the need in Brazil of two owners to register a company able to pursue the business line intended; this 0.01% ownership is held by a director of Jupiter Gold. For accounting purposes this 0.01% ownership is considered immaterial and, therefore as of August 31, 2016, MJL has been consolidated as a wholly-owned subsidiary.

Consolidated Financial Statements
The accompanying consolidated financial statements have been prepared by Jupiter Gold pursuant to the rules and regulations of the United States Securities and Exchange Commission.  Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included.  Such adjustments consist of normal recurring adjustments.

Basis of Presentation
The consolidated financial statements of Jupiter Gold have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP") of the United States of America and are presented in U.S. dollars.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Fair Value of Financial Instruments
Jupiter Gold follows the guidance of Accounting Standards Codification ("ASC") Topic 820 – Fair Value Measurement and Disclosure. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of Jupiter Gold. Unobservable inputs are inputs that reflect Jupiter Gold's assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

JUPITER GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of August 31, 2016, Jupiter Gold did not have any level 2 or 3 assets or liabilities.

Jupiter Gold's financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses, and plant and property. The carrying amount of these financial instruments approximates fair value due to either length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent that the funds are not being held for investment purposes. Funds held in Brazilian banks are insured up to 250,000 Brazilian Reals (translating into approximately $77,153 as of August 31, 2016).

Property and Equipment
Property and equipment are stated at cost. Major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations as other gain or loss, net.

As of August 31, 2016, MJL had a gold recovery plant being built for which it will pay 23,000 Brazilian Reals (approximately $7,098). It expects the delivery of such plant by September 15, 2016.

Mineral Properties

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Mineral property acquisition costs, including licenses and lease payments, are capitalized. Although MJL has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the MJL's rights. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Impairment losses are recorded on mineral properties used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. As of August 31, 2016, Jupiter Gold did not recognize any impairment losses related to mineral properties held.

JUPITER GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets
For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. Intangible assets consist of mineral right agreements held by MJL. These rights amount to $2,114, are recorded at cost, and represent fees paid by Brazil Minerals, a related party, to the Brazilian national mining department.

Impairment of Long-Lived Assets

For long-lived assets, such as property and equipment and intangible assets subject to amortization, Jupiter Gold continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, Jupiter Gold recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

None of the mineral rights obtained is more than five weeks old in terms of ownership; therefore no research has been performed yet on them and they are carried at cost

Foreign Currency
The Jupiter Gold's subsidiary, MJL, uses a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations. Net foreign currency transaction losses included in Jupiter Gold's consolidated statements of operations were negligible for all periods presented. For the period from July 27- August 31, 2016 the Brazilian real had very little fluctuation and the impact on accumulated other comprehensive income was deemed immaterial.

Recent Accounting Pronouncements
We have reviewed other recent accounting pronouncements issued to the date of the issuance of these consolidated financial statements, and we do not believe any of these pronouncements will have a material impact on Jupiter Gold.

NOTE 2 –ACQUISITIONS

Mineração Jupiter Ltda. ("MJL")

On July 27, 2016, Brazil Minerals exchanged its 99.99% ownership in MJL for 4,000,000 newly issued shares of Jupiter Gold's common stock. Since the acquisition was made from a related party, all assets and liabilities were reflected at cost, and no goodwill was recognized on the transaction.

JUPITER GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – COMPOSITION OF CERTAIN FINANCIAL STATEMENT ITEMS

Related Party Receivable
The balance of "Related Party Receivable" is comprised of a receivable due from Brazil Minerals for $4,000 related to acquisition of MJL. See Note 2.

Property, Plant and Equipment
Property, plant and equipment was comprised of a substantially completed gold recovery plant in Brazil amounting to $7,098.

Accounts Payable Related Parties
The balance of "accounts payable related parties" of $5,024 which is all due to Brazil minerals is comprised of $2,903  under the terms of a $2,500 per month service contract (prorated during the partial month of July),  $2,121 due to the Company's Chief Executive Officer for monthly administratives services at the rate of approximately 880 reals per month (approximately $273 USD  based on the August 31, 2016 exchange rates) required for MJL to operate in Brazil. See Note 6.

NOTE 4 – STOCKHOLDERS' DEFICIT

Issued and Authorized

As of August 31, 2016, Jupiter Gold had 4,000,000 shares of its common stock and 1 share of its preferred A stock issued and outstanding. As of August 31, 2016, Jupiter Gold had 40 million common shares and 10 million preferred shares authorized with a par value of $0.001 per share.

Common Stock
Jupiter Gold has issued 4,000,000 shares of its common stock to Brazil Minerals, a related party, as detailed in Note 1.

Preferred A Stock
Jupiter Gold has issued to one of its directors one share of a Series A Convertible Preferred Stock ("preferred A stock"). The Certificate of Designations, Preferences and Rights of preferred A stock provides that for so long as preferred A stock is issued and outstanding, the holders of preferred A stock shall vote together as a single class with the holders of the Company's common stock, with the holders of preferred A stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of preferred A stock then outstanding, and the holders of common stock are entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

Additional Paid- in Capital
The Company received intangible assets and the benefits of other related party activity that was contributed to the Company by Brazil Minerals, with no offsetting payable recorded on the Company's balance sheet. As a result the amount of $3,263 was considered contributed capital and booked to Additional Paid-in Capital on the Company's balance sheet as of August 31, 2016.

JUPITER GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Gold Retrieval Units
Jupiter Gold has a contractual agreement with Brazil Minerals by which it can place one or more of its gold retrieval units, portable plants connected to centrifuges for recovery of alluvial gold, in Brazil Minerals' areas. The revenue split generated from such an arrangement would be 50%-50%. For the operation of these plants, and use of other infrastructure in Brazil, including office and some personnel time, Jupiter Gold pays Brazil Minerals $2,500 monthly. The amount due under this arrangement of $2,903 has been recorded as a "related party payable" on the Company's balance sheet as of August 31, 2016.

Monthly Honorarium
MJL pays as honorarium to its administrator, Jupiter Gold's Chief Executive Officer, the minimum amount acceptable under Brazilian law, which is one Brazilian minimum wage salary per month, set yearly by the Brazilian federal government and currently 880 Brazilian Reals or approximately 273 US dollars. The amount due of $2,121 under this arrangement has been recorded as a "related party payable" on the Company's balance sheet as of August 31, 2016.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10 Subsequent Events, the Company has analyzed its operations subsequent to August 31, 2016 to the date these consolidated financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements, except as noted below.